UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )
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Soliciting Material under §240.14a-12

HERTZ GLOBAL HOLDINGS, INC.

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2023
NOTICE OF ANNUAL MEETING AND
PROXY STATEMENT

Hertz Global Holdings, Inc.
8501 Williams Road
Estero, FL 33928
April 5, 2023
Dear Fellow Stockholders:
On behalf of the Board of Directors, I am pleased to invite you to attend our 2023 annual meeting of stockholders, or the 2023 Annual Meeting, to be held at 10:30 AM (Eastern Time) on Wednesday, May 17, 2023.
The 2023 Annual Meeting will be virtual, with the opportunity to participate and ask questions. We have found the virtual annual meeting format to be highly effective, while also lowering our costs.
You can attend and participate in the Annual Meeting, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/HTZ2023
Your vote is important, and we encourage you to vote as promptly as possible.
On behalf of our entire team, I thank you for continued investment in Hertz.
Sincerely,
Stephen M. Scherr
Chair and Chief Executive Officer

We are pleased to provide access to our proxy materials via the internet. Our Notice of 2023 Annual Meeting of Stockholders, Proxy Statement and Annual Report for the fiscal year ended December 31, 2022 are available at www.proxyvote.com
We began making our proxy materials available on or about April 5, 2023.
If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of 2023 Annual Meeting, Proxy Statement and Annual Report unless you specifically request a copy. You may request a copy by following the instructions on the Notice of Internet Availability of Proxy Materials.

A LETTER FROM STEPHEN M. SCHERR, OUR CHAIR AND CEO	April 5, 2023
Dear Fellow Stockholders,
For more than a century, Hertz has been committed to providing a safe, convenient and seamless travel experience for our valued customers. Today, we are seeking to position Hertz as a leader in the future of mobility and provide our customers with a best-in-class, digital-first rental experience, while delivering long-term value for our stockholders. Having recently completed my first year as the CEO of this iconic company, I am optimistic about the opportunities ahead and pleased to share highlights of our team’s accomplishments in 2022.
Our team delivered record financial results for the year. Specifically, we produced:
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Revenues of $8.7 billion, an 18% increase over 2021;

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Net Income attributable to Hertz Global Holdings, Inc. of $2.1 billion and record Adjusted Corporate EBITDA* of $2.3 billion;

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Net Cash Provided by Operating Activities of $2.5 billion and Adjusted Operating Cash Flow* of $2.0 billion, also a record; and

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The return of value directly to stockholders through the repurchase of shares of our common stock during the year, approximating 30% of the equity base of the company.

Our strong 2022 financial results were delivered as we invested in the business for the long-term. During 2022, we invested in our people, welcoming a talented group of executives to an established leadership team, who are working together to drive our business forward. We also introduced the Sharing in Our Success program, a new profit-sharing plan for previously non-bonus eligible employees. This program rewards employees at all levels for their contributions to our financial achievements and further solidifies our pay-for-performance culture. In 2022, our employees were rewarded for producing strong financial results and providing excellent service to our customers throughout the year.
We invested in our product and service offering during 2022, in addition to improving the technology on which our company runs. We launched enhancements to the Hertz brand app, to streamline the shop and book experience for customers. We also announced an initiative to revitalize our Dollar and Thrifty brands, to better reach our value-oriented customers. We expanded our successful North American partnership with Uber to Europe, as we continue to build our product offering for transportation network company drivers and improve upon our global product offering more broadly. While there is more work to do, we are pleased with our progress over the course of 2022.
Electrification and advancing mobility are central to our strategy. We are working to electrify approximately 25% of our fleet by the end of 2024. In pursuit of this goal, we made significant strides in 2022 as we continued our acquisition of electric vehicles across a variety of manufacturers, car classes and price points to bring greater choice to customers. We also entered an alliance with bp to support the build-out of a nationwide network of charging stations for Hertz and its customers, in addition to being available to the public. In addition, we launched Hertz Electrifies, a public-private partnership aimed at accelerating the transition to electric vehicles across cities in the U.S.
We know that our success as a company is linked to the well-being of the communities in which we and our customers live and work. Hertz employees committed themselves to our customers when travel became difficult during the December holidays and supported one another in times of personal challenge. As a company, our people rallied over the past year to provide aid and assistance to our colleagues and neighbors in Southwest Florida in the aftermath of Hurricane Ian, and the company supported relief efforts in Ukraine and Turkey, where we have valued franchise partners.
Looking ahead, I am optimistic about Hertz’s future, and look forward to continuing to deliver value to our stockholders. On behalf of the entire Board of Directors, thank you for your support and continued investment in our company.
Stephen M. Scherr
Chair and Chief Executive Officer
* For the definition of Adjusted Corporate EBITDA and Adjusted Operating Cash Flow and a reconciliation to the most comparable GAAP measure, see Annex A to this Proxy Statement.

NOTICE OF 2023 ANNUAL MEETING
Time and Date:	10:30 AM (Eastern Time), on Wednesday, May 17, 2023
Place:	Via the Internet at www.virtualshareholdermeeting.com/HTZ2023
Who May Vote:	Stockholders of record at the close of business on Monday, March 20, 2023

Items of Business
1.	Election of three director nominees named in the Proxy Statement, each for a term expiring at the 2026 annual meeting;
2.	Ratification of the selection of Ernst & Young LLP as our independent auditor for 2023;
3.	Approval, on an advisory basis, of the named executive officers’ compensation;
4.	Approval, on an advisory basis, on the frequency of future votes on named executive officers’ compensation; and
5.	Transaction of any other business properly brought before the 2023 Annual Meeting.

Even if you plan to attend the 2023 Annual Meeting, please promptly vote your shares in advance by proxy. YOUR VOTE IS IMPORTANT.
Colleen Batcheler
Executive Vice President, General Counsel and Secretary
Estero, Florida
April 5, 2023

i	Hertz Global Holdings, Inc. 2023 Proxy Statement

PROXY STATEMENT
We are providing the enclosed proxy materials in connection with the solicitation by the Board of Directors of Hertz Global Holdings, Inc. (referred to as Hertz or the company) of proxies to be voted at the 2023 Annual Meeting of Stockholders.
Our Company

Hertz Global Holdings (Nasdaq: HTZ), through its subsidiaries and with the benefit of the work of its franchisees, operates the Hertz, Dollar, Thrifty and Firefly vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. We are one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally.
For more than a century, we have been committed to providing a fast and seamless travel experience for the millions of customers we serve globally. As we continue to meet their evolving needs and preferences, we are dedicated to being an essential part of the modern mobility ecosystem by leading in electrification, shared mobility and a digital-first customer experience.
Our People and Communities
At the heart of our company is our people. Our employees help drive our progress, innovation, and success. We strive to empower our employees to build trust with our customers and the communities we serve around the world. Attracting and retaining top talent is more than a measure of our business success; it is a measure of who we are and what we value. In addition, we engage with our communities, and, through our global charitable giving and volunteer program, we are committed to making a positive difference in the areas where we work, live, and serve.
We believe community involvement is critical to operating as a responsible business and we have a long-standing commitment to our communities. That’s why we are committed to creating stronger, healthier places to live and work, whether through corporate philanthropy, employee giving or volunteerism.
The Environment
We are committed to reducing the impact of our operations on the environment through sustainable business practices, strategic decision-making, community partnerships and smart investments in future technologies.
We are seeking to position ourselves at the center of modern mobility. We have entered into new and expanded relationships around electric vehicles (EVs) and technology. Our goals include electrifying approximately 25% of our fleet by the end of 2024. We are also investing in new EV infrastructure across our global operations and installing a combination of Level 2 and Level 3 DC fast chargers throughout our network. We have also entered into partnership agreements with transportation network companies to provide EVs to drivers.
We are happy to assist corporate customers with respect to their climate disclosure obligations and decarbonization strategy. Upon request, we provide corporate customers account-level greenhouse gas
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emission reports so they can track emissions from rental cars as a component of their Scope 3 business travel reporting. This information can also help our customers develop roadmaps to achieve their own emissions-reduction targets. By offering customers easy access to EVs, we are an integral partner in strategic efforts to implement sustainable travel policies. In fact, we have tens of thousands of EVs available for rent at more than 1,610 locations across 44 states across the U.S. and additional EVs in the U.K., mainland Europe, Australia and New Zealand. We partner with corporate and government customers to create personalized travel programs aimed at reducing carbon emissions and fuel costs associated with their vehicle rentals. Additionally, we offer customization to help our corporate and government customers reduce fuel costs and expand their employees’ use of low- and zero-emission vehicles.
Regarding waste reduction and recycling, we work to integrate environmental sustainability across our operations, from our car washes and general water usage to the way we build our rental locations. We are committed to waste reduction across our global footprint. Recycling efforts include, but are not limited to, recycling used oils and solvents, tires, batteries, information technology equipment and general mixed materials.
Within our facilities, we also seek to maximize energy and water efficiency. We incorporate sustainable design and construction practices based on Leadership in Energy and Environmental Design (“LEED”) standards. Our world headquarters in Estero, Florida is LEED Gold® certified, and we have five additional rental locations that are LEED certified. In addition to LEED, ISO 14001 sets environmental management standards and facilities can be certified as meeting those standards. Our Hertz European Service Center (“HESC”) in Dublin, Ireland has achieved and maintains ISO 14001 certification. HESC also holds and maintains ISO 45001 certification demonstrating the facility meets criteria to improve employee safety and reduce workplace risks. Both LEED and ISO standards can enhance the health and comfort of building occupants, improve overall building performance, and deliver cost savings.
Ethical Business Practices
We are committed to operating in compliance with all applicable laws and maintaining the highest standards of ethical conduct. Our expectations may be high, but they are clear. Integrity is essential to every aspect of our business, both in policy and practice.
Legal Compliance. We maintain a robust compliance program that fosters a strong culture of ethics and integrity. With the support and commitment of management and our Board of Directors, our positive “tone at the top” helps maintain compliance as the foundation of all we do. The core components of our compliance program include: a compliance training curriculum (both online and in-person) to foster employee awareness and understanding of relevant protocols; policies and procedures that provide substantive direction and practical guidance to reduce non-compliance; third-party due diligence to effectively vet and monitor our relationships with suppliers, vendors, franchisees, licensees and other brand partners; hotline monitoring and internal investigations to accommodate those who want to raise concerns or allegations and to properly address potential issues of misconduct; participation in our enterprise risk management process (as coordinated by our internal audit department) to allow for informed decision-making about business needs and risk tolerance and supporting compliance initiatives; and frequent messaging through a variety of channels to promote compliance.
To help resolve ethical issues in an increasingly complex global business environment, we maintain our Standards of Business Conduct (our “Code”), which applies to all employees, officers and directors of the company and our subsidiaries. The Code covers topics such as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, interactions with government personnel, anti-boycott laws, employee complaint procedures, and anti-money laundering. Copies of our Code are available without charge on the “Investor Relations” portion of our website at ir.hertz.com/about/corporate-governance.
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Supplier Diversity. We recognize that supporting diversity goes beyond our internal policies and practices, and we seek to build sustainable relationships with suppliers who integrate diversity into their own hiring processes and supply chain. Through our Supplier Diversity Program, we aim to provide minority-owned, woman-owned and other socially or economically disadvantaged small businesses who perform at high levels the opportunity to compete to deliver products and services that support our brands.
As a long-standing member of the National Minority Supplier Development Council and the Women’s Business Enterprise National Council, we actively seek to do business with suppliers who are certified by such councils that recognize women and minorities.
Data Protection. We are committed to operating in compliance with all applicable privacy and data security laws. We have standards and policies in place for the proper handling, use and storage of customer and employee information, including privacy protection, maintenance of data integrity and security. In addition, our employees participate in mandatory training and ongoing engagement that ensures our entire team is on the same page regarding compliance with our policies and practices.
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PROPOSAL 1: ELECTION OF DIRECTORS
Our business is managed under the direction of the Board of Directors of Hertz Global Holdings, Inc., or the Board. Currently, our Board is comprised of ten directors.
Our directors are divided into three classes, with one class of directors elected each year and each class serving a three-year term. The terms of our Class II directors expire at the 2023 Annual Meeting. Each of our Class I directors has a term that expires at the 2025 annual meeting of stockholders, and each of our Class III directors has a term that expires at the 2024 annual meeting of stockholders.
Our board structure was implemented in connection with our successful emergence, on June 30, 2021, from a Chapter 11 restructuring (the “Emergence”). In the wake of the COVID-19 pandemic, we filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in May 2020. Our plan of reorganization was sponsored by a group comprised of, among others, funds associated with Knighthead Capital Management, LLC (“Knighthead”), Certares Management LLC (“Certares Management”) and Certares Opportunities LLC (“Certares Opportunities” and together with Certares Management and their affiliates, “Certares”). As part of transactions undertaken pursuant to the plan of reorganization, CK Amarillo LP (“CK Amarillo”, and together with Certares and Knighthead, the “Sponsors”), an entity for which Knighthead and Certares Opportunities serve as investment managers, received approximately 41% of Hertz’s newly issued shares of common stock as of the Emergence date. Also pursuant to the plan, as of June 30, 2021, four Sponsor affiliated individuals became directors on our Board: two directors identified by Knighthead (Thomas Wagner and Andrew Shannahan) and two directors identified by Certares Opportunities (M. Gregory O’Hara, who served until January 2023, and Colin Farmer). Directors Wagner and O’Hara were subsequently renominated and elected by our stockholders to serve as Class I directors at the 2022 annual meeting of stockholders. Directors Shannahan and Farmer are Class III directors, whose terms will expire at the 2024 annual meeting of stockholders. Following Mr. O’Hara’s retirement from the Board, Mr. Jeffrey Nedelman, Senior Managing Director of Certares Management, was appointed to fill the vacancy.
According to filings made with the Securities and Exchange Commission, or SEC, based on shares issued and outstanding as of January 26, 2023 CK Amarillo’s ownership percentage had increased to approximately 57% of the company’s common stock, solely because of the impact of the company’s stock repurchase program.
Nothing in the company’s constituent documents provides Knighthead, Certares or their affiliates, including CK Amarillo, with the right to appoint or nominate individuals to the Board.
Upon the recommendation of its Governance Committee, the Board has considered and nominated the following slate of Class II director nominees for a three-year term expiring at our 2026 annual meeting of stockholders: Jennifer Feikin, Mark Fields and Evangeline Vougessis.
The following biographies detail the age and principal occupations during at least the past five years for each director nominee, and each other individual serving on our Board as of the date of this Proxy Statement. If elected, each of the director nominees will hold office until the 2026 annual meeting of stockholders. We have no reason to believe that any of the director nominees will be unable to serve if elected.
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Nominees for Election at the Annual Meeting (Class II)

Jennifer Feikin
Ms. Feikin (55) has served as a director of the company since July 2021.
Ms. Feikin has been an independent business advisor, advising non-profits, start-up companies and large media companies, since 2007. Ms. Feikin previously served as Director of Video and Multimedia Search Partnerships at Google, Inc. (now Alphabet, Inc.), and prior to that held various roles at AOL Time Warner, 20th Century Fox and Fox Searchlight, Morgan Creek Productions and McKinsey & Company.
Ms. Feikin has been a mutual fund board member, serving on the boards of directors of American Funds Insurance Funds, American Funds Fund of Funds, and American Funds Fixed Income Funds since 2023 and Capital Group Exchange Traded Funds since their inception in 2021. Ms. Feikin also served on the board of directors of Capital Group Private Client Services Funds, Capital Group U.S. Equity Fund, American Funds International Vantage Fund, American Funds Global Insight Fund, and Emerging Markets Growth Fund from 2019 through 2022. Ms. Feikin currently serves on the Board of Trustees of The Nature Conservancy of Utah.
We believe that Ms. Feikin is qualified to serve on our Board in light of her expertise in digital technology, innovation and consumer development, her experience in strategic development, and her governance experience achieved through service as an independent mutual fund director.
Ms. Feikin serves on Hertz’s Audit Committee and Governance Committee.
Mark Fields
Mr. Fields (62) has served as a director of the company since June 2021. He served as our Interim Chief Executive Officer from October 2021 to February 2022.
Mr. Fields is a Senior Advisor at TPG Capital LP, a private equity firm, a role he has held since 2017. He previously served as President and Chief Executive Officer of Ford Motor Company from 2014 to 2017. Mr. Fields joined Ford in 1989 and held various senior leadership roles throughout his tenure, including Chief Operating Officer, Executive Vice President & President of the Americas, Executive Vice President and Chief Executive Officer of the Premier Automotive Group and Ford Europe, Chairman and Chief Executive Officer of the Premier Automotive Group, and President and Chief Executive Officer of Mazda Motor Corporation, where he also served as a director.
Mr. Fields has served as a director of QUALCOMM, Incorporated since 2018 and of TPG Pace Beneficial II Corp. since 2021. Previously, Mr. Fields served as a director of TPG Pace Solutions Corp. in 2021, as a director of Ford Motor Company from 2014 to 2017, and as a director of IBM from 2016 to 2018. In addition to his public company directorships, Mr. Fields serves as Lead Independent Director of Tanium, a cybersecurity and systems management company, as Chairman of CLEAResult, a provider of emission-reducing energy solutions, and he also serves on the boards of Planview and Boomi, both of which are software companies.
We believe that Mr. Fields is qualified to serve on our Board in light of his expertise in the automotive industry on a global scale, his extensive experience as a senior executive at a large, multinational company, and his governance experience achieved through service as an independent director on a variety of public company boards.
5	Hertz Global Holdings, Inc. 2023 Proxy Statement

Evangeline Vougessis
Ms. Vougessis (52) has served as a director of the company since September 2021.
Ms. Vougessis is co-founder and Chief Executive Officer of Moneikos Global Asset Management S.A.M., an independent asset management company founded in 2014. Ms. Vougessis is also the co-founder of MaxInvest Holdings, a single-family office that invests in startups and early-stage companies. Prior to founding Moneikos, Ms. Vougessis served as Investor Relations and Strategy Director at Marfin Popular Bank Group and Marfin Investment Group, as well as Investor Relations Manager at Commercial Bank of Greece, a subsidiary of Credit Agricole Bank of France, and began her career as a research analyst at ABN AMRO Equities London.
We believe that Ms. Vougessis is qualified to serve on our Board in light of her significant expertise in investor relations and the European financial markets.
Ms. Vougessis serves on Hertz’s Audit Committee and Governance Committee.
The Board of Directors recommends that stockholders vote FOR the election of each Class II nominee.
Incumbent Directors — Term Expiring at the 2024 Annual Meeting (Class III)

Fran Bermanzohn
Ms. Bermanzohn (64) has served as a director of the company since January 2023.
Ms. Bermanzohn retired in 2018 after serving 27 years in legal and leadership roles, including Partner, with The Goldman Sachs Group, Inc., or Goldman Sachs, a leading global financial institution. Prior to joining Goldman Sachs, Ms. Bermanzohn spent approximately 10 years practicing law at two law major firms and the Public Securities Association (the international trade association for the bond industry). During her tenure with Goldman Sachs, Ms. Bermanzohn served on numerous senior firmwide committees, including the Capital Committee, the Investment Policy Committee, and the Partnership Committee. At the time of her retirement, she was the firm’s Deputy General Counsel with responsibility for all its trading and investment banking businesses, as well as the merchant banking and consumer on-line banking businesses.
We believe that Ms. Bermanzohn is qualified to serve on our Board because of her deep expertise in finance and capital market matters, as well as her understanding of compliance and risk.
Ms. Bermanzohn is a member of Hertz’s Audit Committee.
Colin Farmer
Mr. Farmer (49) has served as a director of the company since June 2021, and he has served as the Board’s Lead Director since August 2022.
Mr. Farmer has served as Senior Managing Director and Head of the Management Committee of Certares Management since 2014, and also serves on its Investment Committee. Mr. Farmer also serves on the
6	Hertz Global Holdings, Inc. 2023 Proxy Statement

boards of several private companies, including Internova Travel Group, AmaWaterways, Guardian Alarm, Mystic Invest, Avoya Travel and Certares Holdings. Prior to joining Certares, Mr. Farmer was Managing Director of One Equity Partners and, prior to that, a Principal at Harvest Partners. Mr. Farmer began his career as an analyst at Robertson Stephens & Company.
We believe that Mr. Farmer is qualified to serve on our Board in light of his expertise in capital markets and financial matters, as well as his governance experience achieved through service on other company boards.
Mr. Farmer is Chair of Hertz’s Compensation Committee and a member of the Governance Committee.
Stephen M. Scherr
Mr. Scherr (58) has served as Chief Executive Officer and a director of the company since February 2022 and has served as Chair of the Board since January 2023.
Mr. Scherr was previously employed by Goldman Sachs, a leading global financial institution, for more than 28 years. He served as the firm’s Chief Financial Officer from November 2018 through December 2021. Prior to serving in that role, Mr. Scherr was the Chief Executive Officer of Goldman Sachs Bank USA.
We believe that Mr. Scherr is qualified to serve on our Board because of his in-depth understanding of Hertz’s business as its CEO, and because of his extensive leadership, management and finance experience gained from his service with Goldman Sachs.
Andrew Shannahan
Mr. Shannahan (42) has served as a director of the company since June 2021.
Mr. Shannahan has been Head of Research and Partner at Knighthead since 2008 and serves as a member of the Investment Committee of certain funds managed by Knighthead. Prior to that, Mr. Shannahan served as a research analyst at Litespeed Partners, an event-driven hedge fund. Mr. Shannahan has served on the board of Homer City Generating since 2019 and on the board of Feradyne Outdoors, LLC since 2022.
We believe that Mr. Shannahan is qualified to serve on our Board because of his expertise in complex investment opportunities, finance and capital markets matters, as well as his governance experience achieved through service on other company boards.
Mr. Shannahan is Chair of Hertz’s Governance Committee and a member of its Compensation Committee.
Incumbent Directors — Term Expiring at the 2025 Annual Meeting (Class I)

Vincent J. Intrieri
Mr. Intrieri (66) has served as a director of the company since June 2016.
Mr. Intrieri is Chief Executive Officer and founder of VDA Capital Management LLC, a private investment fund founded in 2017. Mr. Intrieri was previously employed by Icahn-related entities from 1998 to 2016 in various investment-related capacities, including most recently as Senior Managing Director of Icahn Capital LP from 2008 to 2016, and as Senior Managing Director of Icahn Offshore LP from 2004 to 2016. Prior to that, Mr. Intrieri was a partner at Arthur Andersen LLP.
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Mr. Intrieri has served as a director of Transocean Ltd. since 2014. Mr. Intrieri served as a director of Navistar International Corporation from 2012 to 2021, Energen Corporation during 2018, and Conduent Incorporated from 2017 to 2018. Mr. Intrieri served as a director of numerous other publicly traded companies prior to 2017, including Chesapeake Energy Corporation, CVR Refining, LP, Forest Laboratories, Inc., CVR Energy, Inc. and Federal-Mogul Corporation.
We believe that Mr. Intrieri is qualified to serve on our Board because of his expertise in finance and accounting matters, as well as international operations, strategy and public company governance.
Mr. Intrieri is Chair of Hertz’s Audit Committee.
Jeffrey Nedelman
Mr. Nedelman (56) has served as a director of the company since January 2023.
Mr. Nedelman has been Senior Managing Director of Certares Management since 2020. He is a member of the Investment Committee and Management Committee of Certares Management, as well as a member of the Investment Committee and the Management Committee of the CK Opportunities Fund.
Prior to joining Certares Management, Mr. Nedelman spent over 25 years at Goldman Sachs where most recently he was the Co-Head of Global Equities and a member of the Firmwide Client and Business Standards Committee and the Securities Division Executive Committee.
We believe that Mr. Nedelman is qualified to serve on our Board because of his expertise in finance and capital market matters.
Thomas Wagner
Mr. Wagner (53) has served as a director of the company and Vice Chair of the Board since June 2021.
Mr. Wagner is co-founder and Managing Member of Knighthead, an event-driven and deep value focused SEC registered investment advisor founded in 2008 that specializes in investing in companies that need financial and operational restructuring. Prior to forming Knighthead, Mr. Wagner served as Managing Director at Goldman Sachs and held roles at Credit Suisse First Boston and Ernst & Young, LLP.
Mr. Wagner serves on the boards of several private entities, including Knighthead Annuity & Life Assurance Company as Chairman and Singer Vehicle Design, and on the Board of Trustees of Villanova University, the National Advisory Board for Youth Inc., and the National Leadership Council for the Navy SEAL Foundation.
We believe that Mr. Wagner is qualified to serve on our Board because of his knowledge of business restructurings and his significant financial and strategic expertise.
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Mr. M. Gregory O’Hara served as Class I director and Board Chair from June 30, 2021 until voluntarily departing the Board on January 18, 2023. During 2022, Mr. O’Hara served as a member of the Board’s Governance Committee from January 1, 2022 through August 3, 2022.
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CORPORATE GOVERNANCE
Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that promote responsible oversight of management. To this end, our ownership structure may qualify us as a “controlled company” under the applicable rules of The Nasdaq Stock Market, which we refer to as the Nasdaq Rules. Controlled companies are not required to comply with various corporate governance requirements. These requirements include having a majority of independent directors and having independent Compensation and Governance Committees. Although we may qualify as a controlled company, our Board regularly evaluates its governance practices and has elected not to make use of any of the exceptions to the Nasdaq Rules. Notably, the following are features of our governance structure:
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Fully Independent Standing Committees

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Regularly Scheduled Executive Sessions of the Board

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Board and Committee Evaluation Processes

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Retirement Age

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Orientation and Continuing Education for Directors

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Stockholder Rights to Call Special Meetings

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide a framework for its governance. The Corporate Governance Guidelines contain, among other matters, criteria for the Governance Committee to determine director qualifications, as well as policies regarding director independence, the generally applicable retirement age for directors, simultaneous service on other boards and substantial changes relating to a director’s affiliation or position of principal employment. Several of the items contained in the Corporate Governance Guidelines are summarized here. Copies of our Corporate Governance Guidelines are available without charge on the “Investor Relations” portion of our website at ir.hertz.com/about/corporate-governance.
Board Independence

Our Corporate Governance Guidelines require that the Board be composed of a majority of “independent” directors, as defined under the Nasdaq Rules. The independence definition under the Nasdaq Rules includes a series of objective tests. In addition to meeting these tests, our Corporate Governance Guidelines and the Nasdaq Rules provide that no director will be deemed independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director.
In accordance with the Nasdaq Rules, the Board undertook its annual review of director independence and has affirmatively determined that Fran Bermanzohn, Colin Farmer, Jennifer Feikin, Mark Fields, Vincent Intrieri, Evangeline Vougessis, Andrew Shannahan and Jeffrey Nedelman are each an “independent” director.
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In determining Mr. Fields’ independence, the Board considered his prior service as Interim CEO from October 5, 2021 until February 27, 2022 (which was less than one year) and his compensation for that service (which vested or was earned not later than the date his employment ended). The Board determined that Mr. Fields’ service and compensation would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.
Additionally, the Board has affirmatively determined that each member of the Audit Committee meets the heightened independence requirements for audit committee membership under applicable Nasdaq Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member of the Compensation Committee meets the heightened independence requirements for compensation committee membership under applicable Nasdaq Rules and Rule 10C-1(b)(1) under the Exchange Act.
Board Leadership

As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chairperson and CEO in a manner that is in the best interests of the company. Accordingly, the Board evaluates its structure from time to time. In January 2023, in connection with the departure of Mr. O’Hara, our former non-executive Chair of the Board, our Board determined to combine the roles of the Chair and CEO. The Board believes that Mr. Scherr, the company’s CEO, is currently the most appropriate person to serve as Chair because he possesses in-depth understanding of the issues, opportunities and challenges facing our business. This knowledge positions Mr. Scherr to effectively set relevant Board agendas and lead discussions regarding the strategic direction of the business.
The Board also believes that it is appropriate to maintain a lead independent director, who can meet regularly with the CEO to discuss matters of importance to the balance of the Board and chair executive sessions of both the non-management directors and the independent directors. Mr. Farmer is the current Lead Director of the Board. The Board believes its independent Lead Director, together with its non-management Vice Chairperson and committees consisting solely of independent directors, create a structure that allows the Board to effectively provide oversight, evaluate the performance of management, engage on strategy and succession planning, and uphold strong governance standards.
Board Refreshment

The Board believes in the importance of balancing tenure and refreshment in its membership. The Board does not have a limit on the number of years that a director may serve. However, the Board maintains a policy that absent a waiver, no director should be nominated to serve after that person has reached the age of 76.
The average tenure of our directors is less than two years and the average age of our directors is 56.
Director Attendance

Our Board held ten (10) meetings in 2022. Each of our incumbent directors attended 75% or more of the meetings for which their attendance was required.
10	Hertz Global Holdings, Inc. 2023 Proxy Statement

Directors are encouraged and expected, but not required, to attend our annual meeting of stockholders. All directors serving as of the date of the 2022 annual meeting attended.
Board Committees and Membership

Our Board’s three standing committees are the Audit Committee, Compensation Committee and Governance Committee. Each committee has a written charter, and each charter is available on our website at ir.hertz.com/about/Board%20Committees.
From time to time the Board evaluates the size and structure of its committees. In doing so, the Board considers several factors, including the attributes and experience of the members of our Board, the oversight responsibilities required for a company of our size and complexity, and applicable Nasdaq Rules.
The following table sets forth the composition of the Board’s committees as of the date of this Proxy Statement. All members of our Board’s committees meet the applicable independence standards under our Governance Guidelines, the Nasdaq Rules, and the rules and regulations of the SEC, as applicable.
Director	Audit	Compensation	Governance
Fran Bermanzohn	X(1)
Colin Farmer		Chair	X
Jennifer Feikin	X		X
Mark Fields
Vincent J. Intrieri	Chair
Jeffrey Nedelman
Stephen M. Scherr
Andrew Shannahan		X	Chair
Evangeline Vougessis	X		X
Thomas Wagner
Total Meetings in 2022	7	9	4

(1)
Ms. Bermanzohn joined the Audit Committee on February 15, 2023, after joining the Board on January 18, 2023. She was not a member of the Audit Committee during 2022.

Additional information about each of our standing Committees follows.
11	Hertz Global Holdings, Inc. 2023 Proxy Statement

Audit Committee
Members: Fran Bermanzohn, Jennifer Feikin, Vincent J. Intrieri (Chair), Evangeline Vougessis
Primary Responsibilities:
•
Oversees our accounting, financial and external reporting policies and practices, as well as the integrity of our financial statements and the effectiveness of our systems of internal controls and prepares the Audit Committee Report included in our proxy statement.

•
Monitors the independence, qualifications and performance of our independent registered public accounting firm.

•
Oversees the performance of our internal audit function, the management information systems and operational policies and practices that affect our internal controls.

•
Monitors our compliance with legal and regulatory requirements.

•
Oversees treasury and finance matters.

•
Oversees our enterprise-wide risk management process, including cybersecurity risks and other technology risks.

Financial Expertise and Financial Literacy of Audit Committee Members
The Board has determined that Mr. Intrieri satisfies the SEC’s criteria for “audit committee financial expert” and the Nasdaq financial sophistication requirement. Additionally, the Board has determined that each member of the Audit Committee has the financial literacy required by the Nasdaq Rules.
Related Person Transaction Policy and Procedures
The Board has adopted a written Related Person Transaction Policy and Procedures (the “RPT Policy”) to assist it in reviewing and approving (or ratifying, if advance approval is not feasible) transactions involving directors, executive officers, director nominees, persons known to the company to be the beneficial owner of more than 5% of our voting securities, and immediate family members of the foregoing (each, a “related person”). Application of the RPT Policy is managed by the Audit Committee.
For purposes of the RPT Policy, a “related person transaction” has the same meaning given to such term under the Exchange Act which generally is a transaction, arrangement, or relationship in which:
•
the company was or is to be a participant;

•
the amount involved exceeds $120,000; and

•
any related person had or will have a direct or indirect material interest.

In reviewing a proposed related person transaction, the Audit Committee (or such other disinterested members of a Board committee or the Board, as applicable) will consider all the relevant facts and circumstances it deems appropriate or necessary, including the material terms, relationships involved and rationale for the company to enter into such transaction. If the related person transaction involves a non-employee director or nominee, the Audit Committee will consider whether the transaction would compromise
12	Hertz Global Holdings, Inc. 2023 Proxy Statement

such director’s status as (i) an independent director under applicable Nasdaq Rules; (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act; or (iii) an independent director under Rule 10A-3 or Rule 10C-1 of the Exchange Act. In addition, a related person transaction should not be approved or ratified unless, after considering all relevant information, it is determined in good faith that the transaction is in, or is not inconsistent with, the best interests of the company. See “— Related Party Transactions” for a summary of transactions approved by the Audit Committee under the RPT Policy.
Executive Sessions
The Audit Committee meets regularly in executive session with specific members of management (e.g., internal audit, the Chief Financial Officer), the independent auditors, and as a committee. The committee chair presides at all executive sessions.
Compensation Committee
Members: Colin Farmer (Chair), Andrew Shannahan
Primary Responsibilities:
•
Develops and oversees our compensation and benefit policies and programs, generally.

•
Evaluates the performance of the CEO as related to all elements of his or her compensation, as well as the performance of our senior management group.

•
Reviews and approves or recommends to our Board the annual salary, bonus, short-term compensation and equity award grants under our incentive plans, benefits and other compensation components for our CEO and senior management group.

•
Prepares a Compensation Committee Report on executive compensation required for inclusion in our proxy statement.

•
Reviews our management succession plan.

•
Reviews and recommends to our Board the compensation paid to our directors.

•
Reviews compliance with our Stock Ownership Guidelines applicable to senior management and non-employee directors.

Compensation Committee Interlocks and Insider Participation
Director Wagner served as an independent director and member of the Compensation Committee from January 1, 2022 through August 3, 2022. Director Farmer served as an independent director and member of the Compensation Committee for the full year. Director Shannahan served as an independent director and member of the Compensation Committee since August 3, 2022. No member of the Committee was an employee, officer, or former employee or officer of the company. Mr. Wagner is party to a related person transaction discussed under “Related Party Transactions,” below.
None of our executive officers served during 2022 on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of our Board or the Compensation Committee.
13	Hertz Global Holdings, Inc. 2023 Proxy Statement

Executive Sessions
The Compensation Committee meets regularly in executive session with its independent compensation consultant and as a committee. The committee chair presides at all executive sessions.
Governance Committee
Members: Colin Farmer, Jennifer Feikin, Evangeline Vougessis, Andrew Shannahan (Chair)
Primary Responsibilities:
•
Reviews the size, structure, composition and functioning of our Board and its committees to determine whether it may be appropriate to add or remove individuals.

•
Assists our Board in identifying qualified candidates for membership on the Board and recommending nominees for approval by our Board.

•
Reviews and evaluates directors for re-nomination to the Board and re-appointment to committees.

•
Reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards of Business Conduct and other corporate governance-related documents.

•
Reviews and oversees director orientation and continuing education.

•
Reviews and oversees corporate social responsibility strategy and performance.

ESG Matters
We are committed to ensuring appropriate oversight and accountability of corporate responsibility. Our Corporate Responsibility Executive Steering Council (the “Council”) establishes key performance indicators on corporate responsibility matters and monitors their integration into our business. The Governance Committee receives reports from the Council on a regular basis.
Director Nomination Process
The Governance Committee is responsible for recommending candidates for the Board. When re-nominating incumbent Board members or nominating new Board members, the Committee reviews whether the individual has the appropriate experience, skills and other qualifications to support our role as one of the world’s leading car rental companies and a leader in the future of mobility. For incumbent Board members, the Governance Committee also considers the director’s performance over the previous year.
In its assessment of director candidates, the Governance Committee does not take a formulaic approach. Instead, the Committee considers each prospective nominee’s personal and professional experiences and background, ability, integrity and diversity. The Governance Committee interprets diversity broadly. The Committee, and the Board, believe that our directors, collectively, should bring a variety of opinions, perspectives, personal and professional experiences, and backgrounds. Diversity can come from international and multicultural experience and understanding, as well as other differentiating characteristics, such as race, ethnicity, gender, sexual orientation, or veteran or disability status. As stated in our Corporate Governance Guidelines, the Board is committed to actively seeking out female and minority candidates, as well as candidates with diverse backgrounds, experiences and skills, as part of each director search the Board undertakes.
14	Hertz Global Holdings, Inc. 2023 Proxy Statement

The table below provides information, as of March 20, 2023, regarding our directors’ self-identified gender and demographic background in accordance with Nasdaq Rules.
Board Diversity Matrix
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic	0
In identifying prospective director candidates for the Board, the Governance Committee may seek referrals from professional search firms, other members of the Board, management, stockholders, and other sources. The Governance Committee also may, but need not, retain a professional search firm to assist it in these efforts. In connection with our Emergence in June 2021, the Sponsors sourced potential independent directors through their wide networks of professional contacts and identified Ms. Feiken, Mr. Fields and Ms. Vougessis. In January 2023, directors Bermanzohn and Nedelman joined the Board. Ms. Bermanzohn was referred to the Board by Mr. Scherr and Mr. Wagner, and Mr. Nedelman was referred to the Board by representatives of Certares.
The Governance Committee will consider director candidates recommended by stockholders, and its process and criteria for analyzing such a candidate do not differ from that applied when a candidate is recommended by another source. Recommendations should be in writing and include supporting material the stockholder considers appropriate in support of that recommendation. In all events, recommendations of candidates by stockholders must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the General Counsel and Secretary, 8501 Williams Road, Estero, Florida 33928. Stockholders
15	Hertz Global Holdings, Inc. 2023 Proxy Statement

also must satisfy the notification, timeliness, consent, and information requirements set forth in our Bylaws, as described under “Information about the Annual Meeting — Proposals for 2024 Annual Meeting of Stockholders.” All recommendations for nomination received by the General Counsel and Secretary that fully satisfy our Bylaw requirements relating to director nominations will be presented to the Governance Committee for its consideration.
Executive Sessions
The Governance Committee meets regularly in executive session. The committee chair presides at all executive sessions.
Risk Oversight

Our senior leadership is responsible for identifying, assessing, and managing our exposure to risk. The Board and its committees play an active role in overseeing management’s activities and evaluating whether management’s plans are balanced from a risk/reward perspective. The Board and its committees perform this oversight through a variety of mechanisms.
The Board regularly reviews our progress with respect to our strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance our long-term sustainability. The Board oversees these efforts in part through its various committees based on each committee’s responsibilities and expertise.
Audit Committee Oversight
The Audit Committee reviews reports from management and discusses policies with respect to significant enterprise-wide risks facing the company, including, but not limited to financial risks such as treasury risks, cybersecurity and information technology risks, and how such risks are being identified, assessed and managed by the company and management. In addition, the Audit Committee is responsible for overseeing risks related to the company’s financial condition (including matters such as liquidity, debt levels, credit ratings and interest rate risk exposure), capital structure (including sources and uses of capital), and long-term financing strategy. The Audit Committee oversees our management of financial risks by, among other things, reviewing our significant accounting policies, maintaining oversight of our internal audit function, holding regular executive sessions with our Chief Financial Officer and Chief Audit Executive, our head of internal audit, and our independent auditors, and receiving regular legal and regulatory updates from legal counsel. Our management provides an enterprise risk management report to the Audit Committee on a regular basis. The Chair of the Audit Committee reports to the Board on the Committee’s activities.
Compensation Committee Oversight
The Compensation Committee reviews the relationship between our compensation programs and risk and maintains a series of policies and practices to reduce risk in our compensation programs. These policies and practices include, without limitation, those described under “Compensation Discussion and Analysis — Stock Ownership Guidelines, Trading Window and Hedging and Pledging Policy” and “Compensation Discussion and Analysis — Clawback Policy.” In addition, consistent with our stockholders’ preference, last indicated at the 2017 Annual Meeting of Stockholders, our stockholders are given an opportunity to vote, on an advisory basis, at each annual meeting to approve our named executive officer compensation.
16	Hertz Global Holdings, Inc. 2023 Proxy Statement

The Compensation Committee also oversees aspects of talent risk. For example, the Committee receives an annual succession planning presentation from management during which potential successors to senior leadership roles are discussed. The Chair of the Committee reports to the Board on the Committee’s activities.
Governance Committee Oversight
The Governance Committee assists the Board in managing risks associated with Board organization, membership, and structure. The Committee also assists management in the oversight of ESG-related risks. The Committee reviews the company’s policies and programs related to material corporate citizenship and social responsibility issues. The Chair of the Governance Committee reports to the Board on the Committee’s activities.
Related Party Transactions

In the ordinary course of our business, we engage in millions of rental transactions with customers and procure goods and services from a wide variety of vendors. Some of our customers and vendors may be associated with members of our Board or the Sponsors.
Specifically, in 2022, we entered into a sponsorship agreement with GT Racing, Ltd. GT Racing owns a race car competing in the FIA World Endurance Championship circuit. The sponsorship agreement grants Hertz commercial, partnership and branding opportunities for three years. GT Racing is an entity owned by current director Mr. Wagner and former director Mr. O’Hara. During 2022, Hertz paid GT Racing less than $6 million in connection with the sponsorship. The sponsorship agreement was reviewed and approved by the Audit Committee as contemplated by the RPT Policy.
We also have relationships and agreements with travel industry participants that may have one or more of our Sponsors or their affiliates as investors. Specifically, we are party to certain ordinary-course commercial agreements with entities associated with Certares. In connection with renewals of these agreements in 2022, the Audit Committee approved the agreements as contemplated by the RPT Policy, and determined that they were on terms no less favorable than those that could be obtained from non-related parties.
•
Agreements with GBT Travel Services UK Limited (d/b/a American Express Global Business Travel) or its affiliates (collectively, “Amex GBT”): Under the agreements, Amex GBT offers our vehicle rentals through its travel service platform, and in return, we pay Amex GBT fees based on the resulting revenue. Amex GBT is partially owned by Certares. Mr. O’Hara, our former Chairperson, also serves as its Chairperson. 2022 revenue generated pursuant to the agreements was less than 3% of our consolidated gross revenues.

•
Travel Leaders Group Holdings, LLC (d/b/a Internova Travel Group) (“Internova”): Under our agreement, Internova provides us with rental referrals through associated entities throughout North America. In exchange for these referrals, Hertz pays commissions and fees based on rental volume delivered. Internova is partially owned by Certares and Internova’s chief executive officer is the brother of Mr. O’Hara. In addition, Mr. Farmer serves as an outside director on Internova’s board of directors. During fiscal year 2022, the revenue generated pursuant to this agreement was less than 1% of our consolidated gross revenues.

None of the transactions referenced above involve organizations for which any of our independent directors serves as an officer, partner or controlling stockholder.
17	Hertz Global Holdings, Inc. 2023 Proxy Statement

Other Relationships. In connection with our bankruptcy proceedings and the Emergence, we entered into a Registration Rights Agreement with various stockholders, including CK Amarillo. The Registration Rights Agreement entitles CK Amarillo to certain demand and “piggy back” registration rights with respect to the shares of our common stock that it holds. In addition, we are required to file and maintain a registration statement covering the shares beneficially owned by CK Amarillo and will be responsible for all registration fees and expenses relating to any qualifying registration.
Other Governance Practices

Annual Evaluations. The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Each committee also conducts an annual self-assessment. Each committee reports to the Board on its evaluation.
Regular Executive Sessions of the Board. The Board meets on a regularly scheduled basis and holds an independent executive session at every regularly scheduled meeting. The Chair of the Board presides at all Board meetings, and the Lead Director presides at all Board executive sessions of non-management and independent directors.
Changes in Principal Occupation or Independence. Under our Corporate Governance Guidelines, any director whose affiliation or position of principal employment changes substantially after election to the Board, or any independent director who ceases to qualify as independent after election to the Board, is expected to offer to submit an offer of resignation. This offer will then be considered by the Board.
Orientation and Director Education. We provide new directors with orientation materials to familiarize them with the company and its business. We also provide our directors with continuing education opportunities with the objective of maintaining or enhancing their skills and abilities as directors.
Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact our directors may send written correspondence to:
Hertz Global Holdings, Inc.
Attention: Secretary
8501 Williams Road
Estero, Florida 33928
Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Secretary and, if appropriate for the Board, distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed. Items that are unrelated to the duties and responsibilities of the Board will not be forwarded.
18	Hertz Global Holdings, Inc. 2023 Proxy Statement

DIRECTOR COMPENSATION
The Compensation Committee recommends the non-employee director compensation program to the Board for approval annually. In setting director compensation, the Compensation Committee receives input from F.W. Cook & Co., Inc., or FW Cook, its independent compensation consultant, on factors including the time commitment and skill level required to serve on the Board, as well as broader market practices.
The Compensation Committee aims to set director compensation levels at or near the market median relative to directors at companies in the same peer group that is used for executive compensation, which includes our direct public competitor and companies that bear substantial similarities to our business model and with which we compete for talent, and are comparable to us based on revenues, market capitalization, size, industry and/or scope of operations. Providing a competitive compensation package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success.
Program Summary

For 2022, each eligible non-employee director received an annual retainer of $260,000 for serving as a member of our Board, payable $100,000 in cash and $160,000 in restricted stock units (“RSUs”). Beginning with the year commencing on the conclusion of the 2023 annual meeting of stockholders and ending at the 2024 annual meeting of stockholders, the amount of the annual RSU award will increase from $160,000 to $175,000. Additionally, eligible non-employee directors serving as committee chairs were entitled to the following annual fees, paid in cash:
Audit Committee Chair	$50,000.00
Compensation Committee Chair	$25,000.00
Governance Committee Chair	$15,000.00
Directors associated with Knighthead or Certares are not eligible for the above compensation. Our directors were also issued Hertz #1 Club Platinum cards and were entitled to free worldwide car rentals through our Director Car Rental Program. Previously, the Director Car Rental Program provided that non-employee directors who served on the Board for five years were eligible for Hertz #1 Club Platinum Card status and free worldwide car rentals up to a maximum of 90 days each year for fifteen years after his or her retirement. In early 2023 the Board amended the program to sunset this benefit. The benefit does not apply for any director who was not serving on the Board during the first quarter of 2023. The amendment also removed the service condition for those individuals.
During 2022, non-employee directors were also entitled to participate in the company’s Special Edition vehicle programs, pursuant to which they could purchase a Special Edition vehicle from the company, approximately at cost, so long as the director agreed not to sell such vehicle until the expiration of the 24-month period following the contractual hold period mandated by the vehicle manufacturer. We also reimbursed our directors for reasonable and necessary expenses they incurred in performing their duties as directors. The company may also engage, from time to time, in ordinary course transactions with directors through our non-Special Edition car sales channel.
19	Hertz Global Holdings, Inc. 2023 Proxy Statement

Directors who are current employees of the company received no additional compensation for serving as directors in 2022. In addition, any directors associated with Certares or Knighthead received $1 annually for serving as a member of our Board or as chair of a committee, in lieu of the cash and equity compensation described above. These directors were also provided the car rental benefits, Special Edition vehicle purchase benefits, and expense reimbursement benefits.
Cash fees for Board and committee service are payable quarterly in arrears. Amounts are prorated for any eligible non-employee director who does not serve for the entire quarter. A director may elect to receive, in lieu of such quarterly cash fees, fully vested shares of our common stock having an equivalent fair market value on the date the cash compensation is payable. In addition, directors may elect to defer receipt, on a tax-deferred basis, of such fully vested shares and/or the equity portion of the annual retainer and receive phantom shares. Any director electing to receive phantom shares will receive actual shares of our common stock in settlement promptly following the date such director ceases to serve on our Board (other than following a removal for cause), or, if earlier, upon a change in control of the company.
Eligible directors are granted the equity portion of the annual retainer following each year’s annual meeting of stockholders and the award vests on the earlier of the business day immediately preceding the company’s next annual meeting and the date on which the director ceases to serve on our Board (other than following a removal for cause). In 2023, the Board modified its equity grant process for directors appointed mid-year to clarify that such directors will receive an initial, prorated grant on the first trading day of the month following the date of their appointment.
The company is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement, which are also provided under the company’s Bylaws.
2022 Compensation

The table below summarizes the compensation paid to our non-employee directors for fiscal year 2022, with the exception of the compensation paid to Mr. Fields. Mr. Fields served as Interim CEO for a portion of 2022. As a result, his compensation, including amounts paid to him solely in recognition of his service as a non-employee director during 2022, is reflected in the Summary Compensation Table.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Colin Farmer	1	—	1,023	1,024
Jennifer Feikin	100,000	159,994	839	260,833
Vincent J. Intrieri	160,870	159,994	11,086	331,950
M. Gregory O’Hara	1	—	—	1
Andrew Shannahan	1	—	2,167	2,168
Evangeline Vougessis	100,000	159,994	4,874	264,868
Thomas Wagner	1	—	6,159	6,160
20	Hertz Global Holdings, Inc. 2023 Proxy Statement

(1)
All compensation is for services rendered as directors for service on our Board, including annual retainer fees and committee chair fees (whether payable in cash or in shares of common stock) as set forth above. Mr. Intrieri and Ms. Feikin elected to receive 100% of fees payable in cash. Ms. Vougessis elected to receive 100% of fees that would otherwise be payable in cash in the form of phantom shares. For the year ended December 31, 2022, Ms. Vougessis was issued 5,869 phantom shares.

(2)
The values disclosed are the aggregate grant date fair values of 8,653 RSUs granted to Mr. Intrieri, Ms. Feikin and Ms. Vougessis on May 19, 2022. The number of RSUs granted was determined by dividing $160,000 by the closing price of our common stock on May 19, 2022. The grant date fair value was computed pursuant to FASB ASC Topic 718 as of May 19, 2022. Assumptions used in the calculation of these amounts are included in Note 8 entitled “Stock-Based Compensation” in the notes to our consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on February 7, 2023 (“2022 Annual Report”). The RSUs granted to each director in 2022 will vest in full on the earlier of the business day immediately preceding our 2023 annual meeting of stockholders and the date on which the director ceases to serve on our Board, subject to any deferral as described above.

(3)
The following table provides a summary of the aggregate number of unvested RSUs outstanding and vested deferred awards for each of our non-employee directors as of December 31, 2022.

Name	Unvested RSUs Outstanding (#)	Vested Deferred Awards (#)
Colin Farmer	—	—
Jennifer Feikin	8,653	11,922
Vincent J. Intrieri	8,653	10,031
M. Gregory O’Hara	—	—
Andrew Shannahan	—	—
Evangeline Vougessis	8,653	15,054
Thomas Wagner	—	—

(4)
Value of free car rentals under the company’s Director Car Rental Program.

Director Stock Ownership Guidelines

Each of our non-employee directors, other than non-employee directors affiliated with Knighthead or Certares, is required to own shares of our common stock equal in value to five times one year’s annual cash retainer. Directors are permitted to count towards the target ownership levels:
•
Shares owned outright or in trust and

•
The approximate after-tax value of phantom shares and time-based RSUs.

The current non-employee and non-affiliated directors serving as such at the time the Guidelines were first approved, which includes Mr. Fields, are required to achieve the target ownership level within five years of November 9, 2021. Other current non-employee directors who are subject to the Guidelines are required to achieve the target ownership level within five years of the date of their election or initial appointment. Until the ownership requirements are met, non-employee directors subject to the Guidelines are generally restricted from selling more than 50% of their equity holdings in the company.
21	Hertz Global Holdings, Inc. 2023 Proxy Statement

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed Ernst & Young LLP (“EY”) as the company’s independent registered public accounting firm for the 2023 fiscal year. EY has served as the independent registered public accounting firm for the company since 2019.
The Audit Committee believes that the retention of EY as our independent registered public accounting firm is in the best interests of the company and our stockholders. The Audit Committee and Board request that stockholders ratify the appointment.
While we are not required to have our stockholders ratify the appointment of EY as our independent registered public accounting firm, we are doing so because we value our stockholders’ views. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the selection of EY is ratified by stockholders, the Audit Committee in its discretion may still select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the company and our stockholders.
Representatives of EY are expected to be present and available to answer appropriate questions at the 2023 Annual Meeting and will have an opportunity to make statements during the meeting if they desire.
Audit and Other Fees

The fees for services performed by EY during 2022 and 2021 were as follows:
Audit and Other Fees (in millions)	2022	2021
Audit fees(1)	$10	$14
Audit-related fees(2)	$1	$1
Tax fees	—	—
All Other Fees	—	—
Total	$11	$15

(1)
Audit fees were for services rendered in connection with (i) the audit of the financial statements included in the company and The Hertz Corporation’s (“THC”) Annual Reports,(ii) reviews of the financial statements included in the company and THC’s Quarterly Reports on Form 10-Q,(iii) attestation of the effectiveness of internal controls over financial reporting for the company and THC, (iv) statutory audits and (v) providing comfort letters in connection with our financing transactions.

(2)
Audit-related fees were for services rendered in connection with due diligence and assurance services and employee benefit plan audits.

22	Hertz Global Holdings, Inc. 2023 Proxy Statement

Pre-Approval Policy

Our Audit Committee’s charter requires it to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm, and the Audit Committee annually adopts a pre-approval policy setting forth the types of services and amounts subject to pre-approval for the fiscal year. The Audit Committee is also permitted to delegate pre-approval authority to the Chair of the Audit Committee, who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2022.
AUDIT COMMITTEE REPORT
The Audit Committee’s purpose and responsibilities are set forth in its charter, which is approved and adopted by the Board and is available on the “Investor Relations” portion of our website at ir.hertz.com, through the Governance link. The Audit Committee’s Charter is reviewed at least annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance and evolving oversight practices.
Our Audit Committee reports to, and acts on behalf of, the Board. The Audit Committee is comprised solely of directors who satisfy applicable independence and other requirements of Nasdaq and applicable securities laws. During 2022, a majority of the members of the Audit Committee were “audit committee financial experts” as defined by SEC rules and regulations.
Primary Responsibilities and 2022 Actions. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board in fulfilling its oversight responsibilities by overseeing and monitoring: (a) the accounting, financial, and external reporting policies and practices of the company; (b) the integrity of the company’s financial statements; (c) the effectiveness of the company’s systems of internal controls, (d) the independence, qualifications and performance of the company’s independent auditor; (e) the authority, scope, access and performance of the company’s internal audit function; (f) the company’s compliance with legal and regulatory requirements; (g) treasury and finance matters; (h) enterprise-wide risk management, including cybersecurity and (i) the preparation of the report of the Audit Committee required to be included in our annual proxy statement under the rules of the SEC.
In 2022, the Audit Committee met 7 times. During 2022, among other things, the Audit Committee:
•
Selected EY as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

•
Met with our CEO, CFO and other senior members of the company’s financial management team at each regularly scheduled meeting;

•
Held separate private sessions, during its regularly scheduled meetings, with each of the company’s Chief Financial Officer, the Chief Audit Executive and the independent auditors, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place;

•
Met with the Chief Compliance Officer to discuss the effectiveness of the company’s compliance program and regularly received status reports of compliance issues;

•
Received periodic updates on management’s process to assess the adequacy of the company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the company’s internal control over financial reporting;

23	Hertz Global Holdings, Inc. 2023 Proxy Statement

•
Discussed with the independent auditors the company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the company’s system of internal control over financial reporting;

•
Reviewed and discussed with management and the independent auditors the company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC;

•
Reviewed the company’s internal audit plan and the performance of the company’s internal audit function; and

•
Discussed with management the company’s major financial risk exposures and the steps taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

Selection and Oversight of the Independent Registered Public Accounting Firm. The Audit Committee assists the Board with its oversight of the company’s independent registered public accounting firm’s qualifications and independence. The Audit Committee is solely responsible for the appointment, retention, compensation and oversight of the company’s independent registered public accounting firm, including the review and evaluation of the performance of the lead audit partner. The Audit Committee annually reviews the independence and qualifications of the company’s independent registered public accounting firm. In support of these reviews, the Audit Committee considers, among other things:
•
The firm’s performance in preparing or issuing an audit report or performing other audit, review or attest services for the company;

•
The firm’s independence and objectivity;

•
The firm’s proposed audit scope for adequacy of coverage; and

•
The firm’s internal quality-control procedures and other data on audit quality and performance.

Review and Recommendation Regarding Financial Statements. The company’s management is responsible for preparing the company’s financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. EY is responsible for expressing an opinion on the company’s financial statements and an opinion on the company’s internal control over financial reporting based on its audits. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the company’s financial statements.
In the performance of its oversight function, the Audit Committee met with management and EY to review and discuss the company’s audited financial statements and internal control over financial reporting, asked management and EY questions relating to such matters and discussed with EY the matters required to be discussed by applicable PCAOB auditing standards. These meetings and discussions included a review of the critical accounting policies applied by the company in the preparation of its financial statements and the quality (and not just the acceptability) of the accounting principles utilized, the reasonableness of significant accounting estimates and judgments and the disclosures in the company’s consolidated financial statements.
In addition, the Audit Committee has (i) considered whether non-audit services provided by EY are compatible with its independence, (ii) received the written disclosures and the letter from EY required by the applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and (iii) discussed with EY its independence.
24	Hertz Global Holdings, Inc. 2023 Proxy Statement

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements of the company contained in our 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022 be filed with the SEC.
The Audit Committee,
Vincent J. Intrieri, Chair
Jennifer Feikin
Evangeline Vougessis
25	Hertz Global Holdings, Inc. 2023 Proxy Statement

PROPOSAL 3: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
The Board of Directors recommends that stockholders vote FOR the resolution approving our named executive officer compensation.
We are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis that follows and the related narrative and tabular disclosures, also known as a “Say on Pay” vote.
Our executive compensation program is designed to reward performance that supports our business strategies, encourage appropriate levels of risk-taking, make us competitive in the broader talent marketplace, and align the interests of our executive officers with those of our stockholders.
As detailed in the Compensation Discussion and Analysis, we designed our compensation programs in 2022 in a manner that we believe is reasonable, competitive and appropriately balanced with respect to the goals of motivating, rewarding and retaining our executives. In addition, as further detailed in the Compensation Discussion and Analysis, we continually revise our pay practices to be competitive with market practices and compensation norms.
Stockholders may cast an advisory vote on the following resolution at the 2023 Annual Meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers as disclosed pursuant to SEC rules, including the “Compensation Discussion and Analysis,” compensation tables and related narrative discussion, is hereby APPROVED.”
Effect of Vote

The Say on Pay vote is advisory only and non-binding. However, the Board and the Compensation Committee will consider the results of the vote in determining the compensation of our NEOs and our compensation programs generally.
If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Corporate Governance — Stockholder Communications with the Board” set forth in this Proxy Statement. Unless the Board determines to hold this vote less than annually following the stockholder vote on Proposal 4 below, the next “Say on Pay” vote will be held at the 2024 annual meeting of stockholders.
26	Hertz Global Holdings, Inc. 2023 Proxy Statement

PROPOSAL 4: ADVISORY APPROVAL OF SAY ON PAY FREQUENCY
The Board of Directors recommends that stockholders vote FOR the option of “1 Year” for future advisory votes on executive compensation.
As a public company, we must offer our stockholders a non-binding, advisory vote, at least once every six years, on the frequency of the Say on Pay vote. Stockholders can vote for the Say on Pay vote to be conducted:
•
Every year

•
Every two years

•
Every three years

Stockholders may also abstain from voting.
After consideration of the various arguments for each frequency, the Board recommends that Say on Pay votes should be held every year as a good governance measure. An annual Say on Pay vote is used by most companies to afford stockholders the opportunity to timely provide feedback about compensation programs.
Effect of Vote

The effect of this so-called “Say on Frequency” vote is advisory and non-binding. The frequency that obtains the most votes, whether one, two or three years, will not obligate the company or the Board to adopt such frequency. However, the Board will consider the results of the vote in determining the eventual frequency. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions.
If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Corporate Governance — Stockholder Communications with the Board” set forth in this Proxy Statement.
27	Hertz Global Holdings, Inc. 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Our executive compensation programs are designed to create long-term stockholder value by aligning the interests of our executive officers with those of our stockholders. We provide competitive programs that enable us to attract and retain highly talented individuals, and we link pay directly to the achievement of performance goals that our Board believes foster the creation of sustainable long-term stockholder value.
This Compensation Discussion and Analysis, or CD&A, describes our objectives, policies, and decisions related to the company’s executive compensation program. Specifically, we describe and analyze the program’s application in 2022 to the executive officers listed in the Summary Compensation Table. These are our “named executive officers,” or NEOs. For 2022, our named executive officers are as follows:
Name	Title
Stephen M. Scherr	Chief Executive Officer (CEO)(1)
Kenny Cheung	Executive Vice President and Chief Financial Officer(2)
Colleen Batcheler	Executive Vice President, General Counsel and Secretary(1)
Eric Leef	Executive Vice President and Chief Human Resources Officer
Paul Stone	President and Chief Operating Officer

(1)
Mr. Scherr commenced his role effective February 28, 2022, and Ms. Batcheler commenced her role effective May 20, 2022.

(2)
Mr. Cheung informed the company on March 21, 2023 of his intent to resign from the company, effective April 14, 2023 to pursue another opportunity. He stepped down from his role as Chief Financial Officer effective April 1, 2023.

For 2022, our NEOs also include three former executives who, according to SEC rules, must be included in our Summary Compensation Table and this analysis:
Mark Fields	Former Interim Chief Executive Officer(3)
Angela Brav	Former President, Hertz International(3)
M. David Galainena	Former Executive Vice President, General Counsel and Secretary(3)

(3)
Mr. Fields served in his role from October 5, 2021 through February 27, 2022, and continues as a non-employee director; Ms. Brav served in her role until April 30, 2022; Mr. Galainena served in his role until May 19, 2022.

28	Hertz Global Holdings, Inc. 2023 Proxy Statement

2022 Highlights

2022 was a year of impactful change for the company. Following our successful re-IPO in the fourth quarter of 2021, which resulted in the listing of our common stock on the Nasdaq, our Board of Directors completed its CEO succession process with the appointment of new Hertz CEO, Stephen M. Scherr, in the first quarter of 2022.
Under Mr. Scherr’s leadership, we spent 2022 focused on transformation. We advanced our progress against our strategies in the areas of shared mobility, electrification, and the creation of a digital-first customer experience.
2022 Financial Results
The culmination of our year was the posting of record financial results:
•
2022 revenues of $8.7 billion, an 18% increase over 2021, with strong performance across all geographies, and increases in revenue per day, revenue per unit and total days across both the Americas and International segments

•
Net Income attributable to Hertz Global Holdings, Inc. of $2.1 billion and record Adjusted Corporate EBITDA of $2.3 billion

•
Net Cash Provided by Operating Activities of $2.5 billion and Adjusted Operating Cash Flow of $2.0 billion, also a record

•
Year-end net corporate leverage of 0.8x and available liquidity of $2.5 billion

•
The return of value directly to stockholders through the repurchase of shares of our common stock during the year, approximating 30% of the equity base of the company

Adjusted Corporate EBITDA and Adjusted Operating Cash Flow are non-GAAP measures. For the definitions of these measures and their respective reconciliations to their most comparable GAAP measures, see Annex A to this Proxy Statement.
Impact on Compensation Decisions
As more fully described in this CD&A, the Compensation Committee and our Board considered our 2022 business outcomes in determining final payouts under incentive programs with performance periods ending in 2022. Our CEO and other continuing named executive officers earned payouts equal to 105% of their targeted value under our short-term incentive program in 2022, and our continuing NEOs other than Mr. Scherr conditionally earned the first tranche of performance stock units (“PSUs”) under the 2022 to 2024 cycle of our long-term incentive program at approximately 64% of the targeted payout. The PSUs require continued employment through March 28, 2025 to fully vest and are subject to a cap if the company’s Total Shareholder Return (TSR) is negative over the three-year performance period.
Mr. Scherr did not participate in the 2022 to 2024 cycle of the long-term incentive program (nor is he is a participant in the 2023 to 2025 cycle approved early in 2023). Instead, the Board and Mr. Scherr agreed, as a term of his recruitment to the company, that his compensation would be tied even more directly to our stock price performance. Mr. Scherr received sign-on equity grants that have the potential to vest over a longer timeline than our core long-term incentive program and are, in large part, conditioned on our achievement of stock price milestones. These awards are expected to be his only equity awards to be eligible for vesting during his first five years of employment. Mr. Scherr’s long-term incentives are described
29	Hertz Global Holdings, Inc. 2023 Proxy Statement

later in this CD&A under “— Agreements with NEOs — Agreement with Mr. Scherr.” During 2022, Mr. Scherr earned a portion of his sign-on equity awards based on our stock price performance and his continued employment through the year.
The Compensation Committee and Board believe that their decisions regarding the design of Mr. Scherr’s long-term equity, and their 2022 compensation decisions appropriately reflect the company’s pay for performance philosophy. This philosophy is focused on compensating executives based on actual company performance and aligning management’s interests with those of our stockholders.
A more detailed analysis of the 2022 compensation program for our NEOs, as well as actual 2022 payouts under the programs, follows.
Compensation Philosophy in 2022

We structure our compensation programs to provide our NEOs and other senior executives with levels of compensation that we believe are necessary to motivate, incentivize and retain their services, while also rewarding leadership for our success in a dynamic and competitive market. Our Compensation Committee and Board strive to implement an executive compensation program that:
•
Aligns our compensation practices with a “pay-for-performance” philosophy;

•
Is adaptable, to flex with the dynamic economic and strategic environment in which we operate;

•
Is competitive, to ensure that we attract, retain and motivate top talent; and

•
Rewards positive operational and financial performance that we believe enhances stockholder value over time.

2022 Executive Compensation Program

Our executive compensation program in 2022 consisted of fixed and variable components.
Element	Description	Objective	Factors Influencing Amount
Base Salary	Fixed compensation delivered in cash; reviewed annually and adjusted if appropriate	Provides base amount of market competitive pay	Experience, market data, individual role and responsibilities, retention considerations and individual performance
Annual Incentive Award	Variable cash compensation based on company, business unit and/or individual performance	Motivates and rewards achievement of key strategic initiatives and financial results, and encourages individual performance	Intended target value is set based on market data, individual role and responsibilities; payout based on company and individual performance
30	Hertz Global Holdings, Inc. 2023 Proxy Statement

Element		Description	Objective	Factors Influencing Amount
Long-Term Incentives	Perfor-mance Stock Units (PSUs)	Variable compensation with payout in shares of common stock based on company performance	Aligns NEO interests with those of stockholders by linking payouts to performance against financial metrics that are of importance to investors; also promotes retention	Intended target value is set based on market data, individual role and responsibilities; payout based on company performance and time
	Restricted Stock Units (RSUs)	Variable compensation with payout in shares of common stock with time-based vesting	Aligns interests of executives with long-term stockholder value creation and promotes retention
The components of our core NEO compensation program are described in more detail below in this CD&A under “— Program Components.” Other elements of our 2022 executive compensation program included retirement benefits, modest perquisites, health and welfare benefits, and post-employment compensation arrangements, as described in more detail below under “— Other Compensation Elements.”
NEO Total Direct Compensation Opportunity
The total targeted direct compensation opportunity for each of our continuing NEOs in 2022 is provided in the table below. Information about Mr. Fields, Ms. Brav and Mr. Galainena’s 2022 compensation can be found below in this CD&A under “— Agreements with NEOs.”
Name	Base Salary ($)	Target Annual Incentive ($)	Target Value of Annual Long-Term Incentive Grant ($)	Target Pay ($)
Stephen M. Scherr(1)	1,500,000	2,400,000	See Discussion of CEO Sign-On Compensation (2)
Kenny Cheung	600,000	480,000	1,500,000	2,580,000
Colleen Batcheler(1)	600,000	600,000	1,800,000	3,000,000
Eric Leef	500,000	300,000	850,000	1,650,000
Paul Stone	1,000,000	1,400,000	2,500,000	4,900,000

(1)
Mr. Scherr commenced his role effective February 28, 2022, and Ms. Batcheler commenced her role effective May 20, 2022. Mr. Scherr’s and Ms. Batcheler’s base salary and annual incentive were prorated in 2022 based on their length of service during the year. Ms. Batcheler’s annual long-term incentive grant was similarly prorated.

(2)
As discussed below, Mr. Scherr received sign-on equity grants when he joined the company. These equity grants are designed to incent his performance over the period that would otherwise be covered by our long-term incentive program. As such, he was not a participant in the long-term equity program in 2022, nor is he a participant in 2023.

31	Hertz Global Holdings, Inc. 2023 Proxy Statement

Component Weighting: Pay for Performance
The Compensation Committee designed the 2022 executive compensation program to ensure that within the core program components, our NEOs received the majority of their targeted total direct compensation opportunity in the form of variable pay (i.e., incentives). Targeted total direct compensation for a year, or “Target Pay,” is calculated by combining the value of the NEO’s base salary, target annual incentive, and target annual long-term incentive equity award.
The Compensation Committee also determined that in light of the enterprise-wide scope of the CEO’s role, his total compensation opportunity should be greatest among the NEOs and should be the most heavily weighted toward variable compensation. In lieu of participating in the annual long-term incentive program, Mr. Scherr received significant sign-on equity grants. These grants have the potential to vest over a longer timeline than our core long-term incentive program and are, in large part, conditioned on our achievement of stock price milestones. Mr. Scherr’s long-term incentives are described later in this CD&A. See “— Agreements with NEOs — Agreement with Mr. Scherr.”
Market Competitive Compensation
Each NEO’s 2022 Target Pay was set at a level that the Compensation Committee and Board believe to be appropriate based on a variety of factors, including compensation levels for executives in similar positions at a group of peer companies (our “peer group”) that our Compensation Committee believes reflects a relevant market for sourcing executive talent. See “— Summary of the Compensation Decision-Making Process” below for more information on our peer group. In making pay determinations for each NEO, our Compensation Committee also considered:
•
Scope of responsibility

•
Tenure in the role at Hertz

•
Internal pay comparisons

•
Each NEO’s individual performance

•
The NEO’s expected future impact on our organization

Important Events in 2021 and 2022
Although the table above sets forth the 2022 Target Pay for our NEOs under our core executive compensation program, to fully understand the compensation reported for our NEOs in the Summary Compensation Table and other tables in this Proxy Statement, it also important to understand the impacts of the following events on compensation decisions:
•
Our successful June 30, 2021 Emergence as a restructured company under the sponsorship of, primarily, Certares, Knighthead and their affiliates;

•
Our re-IPO on the Nasdaq on November 9, 2021 (the “Re-IPO”); and

•
The appointment of our CEO, Stephen M. Scherr, effective February 28, 2022, and related leadership team changes that followed.

As we discuss here, for some NEOs, these events had a direct impact on their 2022 compensation and other compensation reported in this Proxy Statement.
32	Hertz Global Holdings, Inc. 2023 Proxy Statement

Emergence Related Matters
Interim Leadership: Following our Emergence, our Board launched its search for an experienced and proven leader to serve as our Chief Executive Officer. To navigate the Re-IPO and begin to develop the strategic plans necessary to grow our business, the Board appointed then outside director Mr. Fields as Interim CEO. In connection with his appointment as Interim CEO in October 2021, Mr. Fields was provided a base salary of $62,500 per week and an equity award of 500,000 RSUs. Mr. Fields’s term as Interim CEO was intended to be up to six months, to provide the Board sufficient time to conduct its search for a permanent CEO. Mr. Fields served as Interim CEO through February 27, 2022, at which time his RSU grant vested; he continues as a member of the Board. He is included in this Proxy Statement according to SEC rules because of his service as Interim CEO for two months of the year.
Equity: In connection with our Emergence, all equity awards held by those of our NEOs who were serving at the time (Paul Stone, Kenny Cheung, Eric Leef, Angela Brav and M. David Galainena), were canceled without payment. As such, the accumulated equity of our NEOs is currently low, notwithstanding, in some cases, tenure of more than five years.
Also in connection with Emergence, our Board approved the granting of Emergence equity awards to the NEOs listed in the preceding paragraph. These awards, which were delivered in the form of Non-Qualified Stock Options and RSUs, were designed to reward the individuals for their significant contributions during the restructuring, align their compensation with stockholder value, and further incentivize their performance during a critical period for the company.
Severance Benefits: The plan of reorganization that governed our Emergence included the creation of a severance program applicable to various key employees, including NEOs Stone, Cheung, Leef and Galainena. Now expired, the program provided that if an eligible participant was terminated without cause prior to June 30, 2022, they would be entitled to receive a lump sum severance payment equal to (A) two times their base salary, plus (B) 24 multiplied by the value of their employer-paid monthly group health insurance premiums. The terms of Mr. Galainena’s departure from the company were governed by this program.
In connection with the appointment of Mr. Fields as Interim CEO in October 2021, Mr. Stone transitioned from his role as Chief Executive Officer and President to Chief Operating Officer and President. As part of this transition, Mr. Stone waived all rights to any severance benefits under the above-described program in exchange for a transition retention bonus with a value equal to $2 million plus the value of 24 months of employer paid group health insurance premiums (i.e., what his severance benefit would otherwise have been worth). The transition retention bonus was payable upon the earlier of March 1, 2022, and termination of Mr. Stone’s employment by the company without cause or by Mr. Stone for good reason. In addition, Mr. Stone’s Emergence stock options and RSUs were amended to provide for full vesting on December 31, 2022, in lieu of the three-year ratable vesting schedule included in the other NEOs’ grants. The Compensation Committee provided these benefits to Mr. Stone to retain his leadership of our global operations during the ongoing search for a permanent CEO and in the critical period before and after our Re-IPO, as more fully described below in this CD&A under “— Agreements with NEOs.” The transition retention bonus was paid to Mr. Stone during 2022 in accordance with its terms, and Mr. Stone’s Emergence equity awards vested on December 31, 2022.
CEO Sign-On Compensation
The Board of Directors successfully concluded its permanent CEO search in the first quarter of 2022. Mr. Fields ceased to be our interim CEO on February 27, 2022; he continues to serve as a director. Mr. Scherr, whose near 30 year career at Goldman Sachs included leading a range of strategic and
33	Hertz Global Holdings, Inc. 2023 Proxy Statement

operational functions and culminated with his role as the firm’s Chief Financial Officer, became our CEO and a director effective February 28, 2022.
In connection with Mr. Scherr’s hiring, we entered into an Employment Agreement with him, dated February 3, 2022. Under the Employment Agreement, Mr. Scherr receives a base salary of $1.5 million and a targeted annual incentive award with a value of 160% of his base salary. The Employment Agreement also provided Mr. Scherr with three sign-on equity awards that are designed to align his compensation with the company’s longer-term performance. In light of Mr. Scherr’s receipt of these sign-on equity awards, he is not a participant in the core long-term incentive program at this time. See “— Agreements with NEOs” below for more information on Mr. Scherr’s Employment Agreement and the sign-on equity awards. Because of the terms of the sign-on awards, there can be no assurance that Mr. Scherr will ultimately earn the underlying shares.
Program Components

Additional details on each element of the 2022 executive compensation program follow.
Annual Base Salary
The Compensation Committee determined the annual base salaries for the NEOs after reviewing individual performance, conducting internal compensation comparisons, and reviewing the NEOs’ compensation relative to our peer group (see “— Summary of the Compensation Decision-Making Process”). The Compensation Committee also took other factors into account, such as an individual’s prior experience, total mix of job responsibilities, internal equity and the requirements of any employment agreements. Based on these factors, the Committee determined to increase Mr. Leef’s salary for 2022 as noted in the table below. Salaries for Mr. Scherr and Ms. Batcheler were determined as part of their hiring process.
The Compensation Committee also consults with our CEO (except as to the CEO’s own compensation) regarding salary decisions for senior executives.
The annual base salaries of our continuing NEOs for 2022 and 2021 are set forth in the table below.
Name	2022 Base Salary ($)	2021 Base Salary ($)
Stephen M. Scherr	1,500,000	N/A
Paul Stone	1,000,000	1,000,000
Colleen Batcheler	600,000	N/A
Kenny Cheung	600,000	600,000
Eric Leef	500,000	467,500
Former Executive Officers. Mr. Fields served as Interim CEO for under five months, from October 5, 2021 through February 27, 2022. His base salary was set at $62,500 per week for this period. Ms. Brav and Mr. Galainena had base salaries of $650,000 and $550,000, respectively, in each of 2022 and 2021.
34	Hertz Global Holdings, Inc. 2023 Proxy Statement

Annual Incentive Awards
In March 2022, our Compensation Committee and Board adopted the 2022 Executive Incentive Compensation Plan (“EICP”) to deliver annual, cash bonus opportunities to employees around the globe, including our NEOs other than Mr. Fields.
The EICP was designed to reward results that the Compensation Committee and the Board believe to be aligned with stockholder value creation. At the start of 2022, the Committee and Board approved the following metrics and weightings for use in the plan applicable to our continuing NEOs:
•
Adjusted Corporate EBITDA (weighted 40%) — a measure of profitability

•
Revenue per unit (RPU) (weighted at 15%) — a measure of fleet productivity

•
Net Promoter Score for the Hertz Brand (NPS) (weighted at 20%) — a measure of customer satisfaction

•
Board Discretion (weighted at 25%) — to enable the qualitative and strategic aspects of our business results to be considered

Definitions of Adjusted Corporate EBITDA and Revenue per Unit can be found in Annex A to this Proxy Statement.
Adjusted Corporate EBITDA and NPS were core elements of our program in 2022 as well as 2021, given their importance in measuring our financial performance and ability to serve our customers. RPU replaced Adjusted Operating Cash Flow as a metric in the 2022 program because we believe that the amount of revenue we are able to generate per vehicle is a meaningful measure of our asset efficiency. Additionally, Board Discretion was introduced as a metric to allow the Compensation Committee to consider different factors that may affect our financial and operational results that are either not included in the other metrics, or that the formulaic calculation of those metrics does not take into account, as described below. Our Compensation Committee believes that these changes are appropriate for our first full year post Emergence, as our focus shifts increasingly to asset productivity, and to provide the Board flexibility to pay for performance during a period of significant transition for the company.
Our Compensation Committee and Board determined that we performed at a level that resulted in plan funding of 105% of targeted amounts for our continuing NEOs. The 2022 EICP goals and actual results that led to this funding were as follows:
2022 EICP for Continuing NEOs
	Adjusted Corporate EBITDA ($ in millions)	Adjusted Corporate EBITDA Payout (% of Target)	RPU ($)	RPU Payout (% of Target)	NPS	NPS Payout (% of Target)	Board Discretion (% of Target)
Threshold	2,214.6	25	1,363.29	25	38	25	0
Target	2,605.5	100	1,435.04	100	41	100	100
Maximum	2,996.3	250	1,506.79	200	46	200	200
EICP Results	2,420.1	64.4%	1,531.00	148.2%	41.6	112.0%	138.5%
See Annex A for a reconciliation of Adjusted Corporate EBITDA for EICP purposes.
35	Hertz Global Holdings, Inc. 2023 Proxy Statement

In determining the payout under the Board Discretion metric, the Compensation Committee and Board considered management’s strong performance against key strategic initiatives in a complex operating environment. Specifically, factors considered included:
•
the achievement of record Adjusted Corporate EBITDA and record Adjusted Operating Cash Flow in the company’s first full year after Emergence and during a dynamic operating environment, which enabled investments across the company during 2022, as well as continued initiatives to strengthen and modernize our technology foundation, manage our fleet and increase the efficiency of our operations overall;

•
advancements in our efforts to electrify our fleet, including negotiating for future purchases of EVs, our alliance with bp to support the build-out of a charging station network for EVs and the launch of our Hertz Electrifies initiative aimed at accelerating the transition to EVs across cities in the U.S.; and

•
progress made in seeking to position Hertz as a leader in the future of mobility, such as continued growth in our TNC business, initiatives to revitalize our Dollar and Thrifty brands, enhancements to our Hertz brand app, and improvement to our international business.

The earned payout percentage for each metric was weighted as set forth in the EICP and then added to together to determine the final funding level.
Adjusted Corporate EBITDA	RPU	NPS	Board Discretion
64.4% of Target x Weighting of 40% = 25.8	148.2% of Target x Weighting of 15% = 22.2	112.0% of Target x Weighting of 20% = 22.4	138.5% of Target x Weighting of 25% = 34.6
105% of Target Payout
Each continuing NEO’s individual bonus award for 2022 was calculated by multiplying (A) his or her base salary actually earned during the year by (B) his or her target EICP opportunity and then by (C) the funded level of 105% of target. The Compensation Committee and Board determined each NEO’s target EICP opportunity based on the same factors described above in relation to base salaries. No portion of any EICP award was guaranteed for any NEO. There were no increases from 2021 in the target EICP opportunity for NEOs, as a percentage of base salary.
Name	Column (A)	Column (B)	Column (C)
	2022 Target EICP Opportunity as a % of Salary	2022 Target Award (Column A x Base Salary)	2022 Actual Award (Column B x 105%)(1)
Stephen M. Scherr	160%	$2,018,630	$2,119,562
Paul Stone	140%	$1,400,000	$1,470,000
Colleen Batcheler	100%	$371,507	$390,082
Kenny Cheung	80%	$480,000	$504,000
Eric Leef	60%	$300,000	$315,000

(1)
Mr. Scherr commenced his role effective February 28, 2022, and Ms. Batcheler commenced her role effective May 20, 2022. Both individuals’ 2022 Actual Award reflects proration based on their length of service during the year.

36	Hertz Global Holdings, Inc. 2023 Proxy Statement

Former Executive Officers. Our arrangement with Mr. Fields as Interim CEO did not provide for an annual incentive award. Mr. Galainena participated in the 2022 EICP in the same manner as the continuing NEOs described above, with a target opportunity at 80% of his base salary. His 2022 Actual Award was $229,101 (reflecting proration for his length of service during the year).
Ms. Brav participated in the 2022 EICP with the same performance metrics, weighting, and threshold, target, and maximum payout percentages as described above with respect to the continuing NEOs, but with metrics aligned specifically to our International business segment, appropriate to her role as President, Hertz International. Ms. Brav earned a 2022 EICP of $371,195 (reflecting proration for her length of service during the year and a funded level of 173.7% of target). The metrics and performance level that led to this payment are as follows:
•
International Adjusted Corporate EBITDA: Performed above maximum

◦
Threshold, Target and Maximum Payout Targets: $169.4 million, $199.3 million, and $249.1 million, respectively

•
International RPU: Performed above maximum

◦
Threshold, Target and Maximum Payout Targets: $1,193.36, $1,256.17 and $1,318.98, respectively

•
International NPS: Performed above target

◦
Threshold, Target and Maximum Payout Targets: 38.0, 41.0, and 46.0, respectively

•
Board Discretion: Acknowledging tailwinds to the business that led to high levels of performance against the financial metrics selected, the Compensation Committee funded this metric at 50% of target

2023 EICP. At the start of 2023, the Compensation Committee approved the 2023 EICP. After consideration of various award alternatives and in consultation with FW Cook, its independent compensation consultant, the Compensation Committee determined to continue with the same metrics and weightings as the 2022 program. Additionally, Mr. Leef’s target award as a percentage of base salary was increased to 80% for the 2023 EICP in recognition of his experience and individual performance and based on peer group comparisons.
Long-Term Incentives
The Compensation Committee and the Board believe in aligning the interests of our senior leaders with those of our stockholders. The significant extent to which equity is included in our NEOs’ compensation opportunity evidences this belief.
As discussed above, Mr. Scherr received sign-on equity grants when he joined the company. These grants were in lieu of his participation in our 2022 long-term incentive program. Similarly, Mr. Scherr does not participate in the 2023 long-term incentive program. See “— Agreements with NEOs — Agreement with Mr. Scherr” below for further discussion of Mr. Scherr’s equity grants.
The Compensation Committee chose to use a mix of service-based RSUs and performance-based PSUs in the 2022 – 2024 cycle of the long-term incentive program (the “2022 LTIP”) for senior executives other than Mr. Scherr. Because 2022 was the company’s first full fiscal year following Emergence, the 2022 LTIP is the first annual program as the new Hertz. RSUs granted are designed to attract and retain executives, reward performance and align our executives’ interests with our stockholders by encouraging stock ownership. PSUs, if earned, are paid out in shares of our common stock, and are designed to
37	Hertz Global Holdings, Inc. 2023 Proxy Statement

reward executives based on Hertz’s performance over a three-year period based on the achievement of annual Adjusted EBITDA metrics, thereby providing both retention and incentive for our executives.
To determine the grant size to provide to each NEO in the 2022 LTIP, the Compensation Committee considered the factors discussed above for base salaries and set target award opportunities for each eligible NEO. The Committee uses a value-based approach to setting target opportunities and expresses the target opportunity in dollar terms. The target opportunities for our continuing NEOs under the 2022 LTIP were as follows:
Name	2022 Target Award ($)
Stephen M. Scherr	N/A
Paul Stone	2,500,000
Colleen Batcheler	1,800,000
Kenny Cheung	1,500,000
Eric Leef	850,000
Considering its pay for performance philosophy, the Committee set the award mix in the 2022 LTIP at 60% PSUs and 40% RSUs. Targeted PSU and RSU values are translated to grant size by dividing the dollar value of the targeted award by the closing price of our common stock on the Nasdaq on the date of grant.
The following table summarizes the mix of equity awards granted to our continuing NEOs under the 2022 LTIP.
NEO	2022 PSUs Granted	2022 RSUs Granted
Stephen M. Scherr	N/A	N/A
Paul Stone	68,120	45,413
Colleen Batcheler(1)	61,896	41,264
Kenny Cheung	40,872	27,248
Eric Leef	23,161	15,441

(1)
Ms. Batcheler commenced her role effective May 20, 2022. Her 2022 LTIP award reflects proration based on her maximum length of service over the three-year performance period.

Former Executive Officers. Mr. Fields’ tenure as Interim CEO did not contemplate recurring equity awards. Ms. Brav and Mr. Galainena each had a 2022 LTIP Target Award of $1,000,000, which resulted in a grant of 27,248 PSUs and 18,165 RSUs; however, Ms. Brav and Mr. Galainena forfeited rights to their respective 2022 LTIP awards in connection with their separations from the company.
RSUs
RSUs represent the right to receive a defined number of shares of our common stock after completing a period of service established at the grant date. RSUs encourage retention and long-term commitment to the
38	Hertz Global Holdings, Inc. 2023 Proxy Statement

company. Additionally, because RSUs are paid in shares of our common stock, we believe that these awards align the interests of our executives with those of our stockholders, as they encourage stock ownership and will increase in value as the trading price of our common stock increases. RSUs granted in the 2022 LTIP generally vest ratably over three years, subject to the NEOs continued employment with the company.
PSUs
PSUs represent an opportunity to earn a defined number of shares of our common stock if we achieve pre-set performance goals over time. In general, the PSUs fully vest following the third anniversary of the date of grant. Payouts, in shares of common stock, can range from 0% to 200% of the targeted amount. The three-year nature of the LTIP grant means that, in future years, an NEO will have up to three outstanding PSU grants. Because of our Emergence in 2021, the 2022 LTIP was our NEOs’ first such grant.
Goal Setting in the PSU Program. In light of the amount of change underway at the company following Emergence and the recent Re-IPO, the Compensation Committee decided to use a staged approach to goal setting in the PSU program for the 2022 LTIP. This approach means that PSUs granted under the 2022 LTIP are conditionally earned, if at all, based on our performance against a series of three one-year goals. Any PSUs earned against a one-year performance goal are “banked” and generally require continued employment through the third anniversary of the date of grant to fully vest. In addition, the program caps payouts at 100% of the targeted amount if our absolute TSR is negative over the three-year grant cycle. The TSR cap applies even if the performance goals are otherwise exceeded and would have resulted in more than 100% of the target amount of shares being earned. The Compensation Committee determined that this cap was an appropriate mechanism to ensure that our executives do not receive an above target payout in the event that our stockholders have not experienced positive TSR over the corresponding performance period.
At the start of 2022, the Committee approved Adjusted Corporate EBITDA as the performance metric for the PSUs under the 2022 LTIP and set the threshold, target and maximum goals for the first 1/3 of the total PSU grant. The calculation of Adjusted Corporate EBITDA is the same as that for the 2022 EICP for our continuing NEOs. The program provides for straight line interpolation to calculate payouts between performance metrics.
2022 Tranche of 2022 – 2024 PSUs
Performance	Adjusted Corporate EBITDA (millions)	Percentage Earned
Threshold	$2,214.6	25%
Target	$2,605.4	100%
Maximum	$2,865.9	200%
LTIP 2022 Results	$2,420.1	64.4%
39	Hertz Global Holdings, Inc. 2023 Proxy Statement

The number of PSUs banked by each NEO under the 2022 LTIP based on our 2022 financial performance are set forth below.
NEO	2022 PSUs “Banked”
Stephen M. Scherr	N/A
Paul Stone	14,623
Colleen Batcheler	13,287
Kenny Cheung	8,774
Eric Leef	4,972
Former Executive Officers. As noted above, Mr. Fields’ tenure as Interim CEO did not contemplate recurring equity awards and Ms. Brav and Mr. Galainena forfeited rights to their respective 2022 LTIP awards in connection with their separations from the company in 2022.
Mr. Scherr. As noted above, Mr. Scherr did not participate in the 2022 – 2024 LTIP. However, during 2022, a portion of his sign-on equity vested due to our stock price performance and his tenure. The following table sets forth the number of sign-on equity awards granted to Mr. Scherr, the number vested as of December 31, 2022 and the value vested as of December 31, 2022.
Type of Equity	Awards Granted (#)	Number Vested as of December 31, 2022 (#)	Value Vested as of December 31, 2022 ($)(1)
Time-based RSUs	2,802,590	1,121,036	17,252,744
Performance-Based RSUs – Stock Price	6,539,378	560,518	8,626,372
Performance-Based RSUs – Stock Price and Transaction	3,113,989	None	None

(1)
Based on the closing price of our common stock on the Nasdaq on December 30, 2022, the final trading day prior to the vesting date. The value of these sign-on equity grants as shown in the Summary Compensation Table included later in this Proxy Statement differs from the Value Vested as of December 31, 2022. Under SEC rules, the Summary Compensation Table requires disclosure of the fair value of each award, in full, as of the grant date, even though the awards will be earned over several years, generally require Mr. Scherr’s continued employment over time, and, in the case of the performance-based awards, will only be earned if the performance metrics have been achieved. The information in this column reflects the shares actually earned in 2022, and the year-end stock price.

LTIP for 2023. At the start of 2023, the Compensation Committee approved the 2023 LTIP and the goals for the second tranche of the 2022 LTIP PSUs. After consideration of various award alternatives and in consultation with FW Cook, the Committee determined to continue with the same program design for 2023 as in 2022. The 2023 to 2025 LTIP included a mix of time-based RSUs and Adjusted Corporate
40	Hertz Global Holdings, Inc. 2023 Proxy Statement

EBITDA-based PSUs at a 40%, 60% weighting mix, respectively. In addition, the metrics for the PSUs were approved to be established in a staged manner. The Committee also approved 2023 Adjusted Corporate EBITDA goals for the 2023 tranche of the 2022 to 2024 PSU program.
Other Compensation Elements

Benefit Programs
We maintain a qualified defined contribution plan in which substantially all of our U.S.-based employees can participate (the “401(k) Plan”). The 401(k) Plan provides that participants are eligible to receive a matching company contribution equal to (i) 100% of their contributions for up to 3% of compensation, and (ii) 50% of their contributions for up to the next 2% of compensation. Company matching contributions were suspended in April 2020, but recommenced effective January 1, 2021.
Perquisites
We provide perquisites and other personal benefits to our NEOs that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program. These benefits better enable us to attract and retain superior employees for key positions. Our perquisites generally consist of access to benefits that are available to individuals in leadership roles across the company, including personal use of a company owned vehicle, relocation assistance, and group excess liability umbrella insurance. In limited circumstances, NEOs may also have access to private aircraft. We use private aircraft primarily for the purpose of facilitating business travel by our senior executives and directors, generally for travel within the United States and, less frequently, internationally. Pursuant to his employment agreement, Mr. Scherr has access to private aircraft for limited personal use, including travel between our headquarters and New York. The Compensation Committee periodically reviews our perquisite policies to ensure that they are reasonable and competitive.
Severance Plan for Senior Executives
In August 2021, the Board adopted the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “Severance Plan”). The Severance Plan provides for senior executives, including each of the continuing NEOs other than Mr. Stone, to be eligible to receive severance if the participant’s employment is terminated for a reason other than “cause,” death or disability.
The Severance Plan provides that in the event of a qualifying termination, the participant will be eligible for severance equal to (a) 1.5 times their base salary and target annual bonus, (b) payment of a pro-rata bonus for the year of termination based on actual achievement of performance metrics, (c) continued medical and continued health benefits for 18 months following termination, and (d) executive outplacement services of up to $25,000. The participants must execute a release of claims within 60 days following termination to be eligible for benefits. The plan contains covenants regarding confidential information, non-competition, non-solicitation and non-disparagement.
Instead of eligibility under the Severance Plan, Messrs. Cheung, Leef and Galainena were eligible for severance under the company’s Chapter 11 plan of reorganization in the event of a qualifying termination prior to June 30, 2022. The plan of reorganization provided for a single lump-sum cash payment equal to twice the value of such terminated individual’s annual base compensation (i.e., base salary and non-variable benefits). From and after July 1, 2022, the NEOs participated in the Severance Plan except as set forth above.
Mr. Stone forfeited his right to participate in the Severance Plan in connection with his receipt of the transition retention bonus discussed below under “— Agreements with NEOs — Agreement with Mr. Stone.”
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For Mr. Scherr, in addition to eligibility for benefits under the Severance Plan, his Employment Agreement provides rights to severance if he terminates his employment for “good reason,” as defined in the agreement. See “— Agreements with NEOs — Agreement with Mr. Scherr” below. Mr. Scherr’s Employment Agreement also contains post-employment restrictive covenant provisions that are more extensive and longer in duration than those applicable under the Severance Plan.
Agreements with NEOs

Agreement with Mr. Scherr
Mr. Scherr’s Employment Agreement, entered into on February 3, 2022, provides for an initial term that ends on December 31, 2026, unless earlier terminated by Mr. Scherr or the company. Beginning January 1, 2027, and on each anniversary thereof, the agreement automatically extends for an additional 12 months unless either party provides notice of non-renewal at least 60 days prior to expiration.
The Employment Agreement provides Mr. Scherr with a base salary of $1.5 million and the right to participate in the company’s annual incentive program in effect from time to time, with a target annual incentive equal to 160% of his base salary.
In lieu of participation in the company’s long-term incentive program, Mr. Scherr received three equity grants upon his hiring that aggregated into the opportunity to earn shares representing 2% of the company’s fully diluted shares as of the Emergence. These awards were designed by the Committee with the support of its independent compensation consultant, FW Cook, to closely align Mr. Scherr’s compensation with the value that management creates for stockholders, particularly for the performance-based awards that directly link earning of the awards with stock price improvement. In making these awards, our Compensation Committee was focused on successfully recruiting a leader who the Board believed had the requisite experience and leadership qualities to successfully grow our business and position Hertz in a formidable position to succeed in the context of the future of mobility. Specifically, our Board sought leadership to undertake a transformation of the company, with an emphasis on technology, electrification and improved customer service. In that pursuit, our Compensation Committee also created what it believes to be an appropriate compensation structure that incentivizes Mr. Scherr in a manner aligned with the interests of our stockholders while inducing Mr. Scherr to join the company relative to other opportunities available to him at the time. The awards can be summarized as follows:
•
Time-based RSUs: In order to provide for retention of our CEO and to allow him to earn compensation based on our stock price over a four year period, our Compensation Committee awarded 2,802,590 time-based RSUs (0.45% of fully diluted shares of company common stock as of Emergence) that vested 40% on December 31, 2022, and vest 20% on each of December 31, 2023, 2024 and 2025, in each case subject to Mr. Scherr’s continued employment with the company (except as set forth below).

•
Performance-Based RSUs — Stock Price: At the heart of Mr. Scherr’s sign on package, representing more than 50% of Mr. Scherr’s total sign-on awards, were 6,539,378 performance-based restricted stock units (1.05% of fully diluted shares of the company’s common stock as of Emergence). This grant is earned solely based on the company’s achievement of specified share price targets. The awards, once earned based on the stock price, vest in 20% increments annually through December 31, 2026, and in any case no later than December 31, 2026. Our Compensation Committee determined these awards should comprise the largest portion Mr. Scherr’s sign on equity grants to align his compensation with sustained levels of share price performance. Importantly, the share price performance metric is achieved only when the 90-day weighted average closing price (“VWAP”) of our common stock equals or exceeds the applicable price set forth below. Sustained share price performance is thus

42	Hertz Global Holdings, Inc. 2023 Proxy Statement

required, further aligning Mr. Scherr’s compensation to stockholder interests. Once earned based on the stock price, the award is paid-out subject to a time-based vesting schedule (except as set forth below) that approximates 20% increments over five years, recognizing that “catch-up” vesting may need to occur to ensure all earned shares are paid by December 31, 2026.
Based on our stock price performance during 2022, Mr. Scherr earned the shares associated with the $15.00 and $20.00 VWAPs during 2022 and the first 20% of those shares vested on December 31, 2022. The balance of these earned shares will vest ratably across December 31, 2023, 2024, 2025 and 2026. If any share price targets are not met prior to December 31, 2026, the corresponding number of RSUs will be forfeited. The stock price metrics are as follows:
Number of Performance-Based RSUs	Required 90-Day VWAP
1,401,295	$15.00
1,401,295	$20.00
1,401,295	$25.00
1,401,296	$30.00
934,197	$35.00
The closing market price of our common stock on the Nasdaq on March 20, 2023 was $15.41. Mr. Scherr’s ability to earn the remaining portion of the performance-based RSU award is uncertain and directly tied to whether we bring value to stockholders in the coming years.
•
Performance-Based RSUs — Stock Price and Transaction: Mr. Scherr was awarded 3,113,989 performance-based RSUs (representing 0.50% of fully diluted shares of the company’s common stock as of Emergence ) that are earned if specified share price targets are satisfied and there is (1) a change in control of the company or (2) a transaction following which the shareholdings of Certares, Knighthead and their affiliates are together reduced below 33% of current levels (the “Transaction Condition”). If a share price trigger for this grant is timely attained, the earned shares pay-out upon the 12-month anniversary of the date the Transaction Condition is met (except as set forth below). Our Compensation Committee tied the vesting of these awards to the achievement of share price performance and the occurrence of a transaction to provide Mr. Scherr with protection in the event of such a transaction, but only if such a transaction occurred after there had been significant share price appreciation. The stock price metrics are as follows:

Portion of Award	Required Stock Price
50%	$35.00
100%	$40.00
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If Mr. Scherr’s employment is terminated without “cause” or if he resigns for “good reason” (in each case as defined in his Employment Agreement) outside of the context of a change of control, his sign-on equity awards are treated as follows (subject to his execution of a release):
Time-Based RSUs	Vesting through December 31st of the year in which the termination occurs
Performance-Based RSUs	Vesting through December 31st of the year in which the termination occurs, to the extent that a required 90-day VWAP has been achieved prior to the date of his separation
Performance-Based RSUs with Event Provision	Accelerated vesting of any fully earned portion of the award (i.e., the 12-month hold period is eliminated)
In the event of a termination for “cause” or without “good reason,” each as defined in his Employment Agreement, all of Mr. Scherr’s unvested sign-on equity awards will be forfeited in full.
Mr. Scherr is also entitled to participate in all employee and senior executive benefits in accordance with the programs then available to the company’s senior executives. Similarly, during his employment, Mr. Scherr is entitled to participate in any retirement, deferred compensation or similar plan available to senior executives and in effect from time to time.
Mr. Scherr is entitled to perquisites under the Employment Agreement, including any such perquisites available from time to time to senior executives of the company. He is also entitled to free car rental privileges for life. Mr. Scherr is entitled to an annual physical at the company’s expense and access to private aircraft for limited personal use, including between our headquarters in Florida and New York.
Mr. Scherr received company-paid housing for six months as he began his employment with us, and up to $30,000 in reimbursement for legal expenses incurred in negotiating the Employment Agreement.
Mr. Scherr’s severance and change in control benefits are summarized under “Potential Payments Upon Termination or Change in Control” below. The Employment Agreement prohibits Mr. Scherr from competing with the company or soliciting our employees or clients for two years following the termination of his employment for any reason.
Sign-On Awards to Ms. Batcheler
As an inducement to accept her offer of employment with the company during 2022 and to offset foregone incentive compensation with her prior employer, Ms. Batcheler received a one-time sign-on cash bonus of $1.075 million and a one-time grant of RSUs with a value of $3.5 million, which resulted in a grant of 210,590 RSUs. The RSUs will vest 70% on the first anniversary of the date of grant, with the remainder vesting on the second anniversary. The other terms of these RSUs are consistent with the terms applicable to employees generally.
If Ms. Batcheler is terminated for cause or leaves without good reason within 24 months of her start date, she must repay a pro-rated amount of the cash sign-on payment.
Agreement with Mr. Stone
In connection with his transition to the COO role in October 2021, Mr. Stone and the company entered into a Seconded Amended and Restated Offer Letter, Confidentiality and Non-Competition Agreement. The
44	Hertz Global Holdings, Inc. 2023 Proxy Statement

agreement provides for Mr. Stone to receive a base salary of $1.0 million and targeted opportunity under the annual incentive plan at 140% of base salary. Also under the agreement, Mr. Stone waived all rights to future severance benefits from the company in exchange for a transition retention bonus with a value equal to $2 million plus the value of 24 months of employer paid group health insurance premiums (i.e., what his severance benefit would otherwise have been worth under the Severance Plan in effect upon Emergence). The transition retention bonus was payable upon the earlier of March 1, 2022 and termination of Mr. Stone’s employment by the company without “cause” or by Mr. Stone for “good reason” (each as defined in the agreement), and was paid during 2022 in accordance with its terms.
In February 2022 the stock options and RSUs granted to Mr. Stone in November 2021 in connection with Emergence (the “Emergence Awards”) were amended such that (x) subject to his continued employment through December 31, 2022, any then-unvested Emergence Awards would accelerate and become fully vested as of such date, and (y) if, prior to December 31, 2022, Mr. Stone was terminated by the company without “cause” (as defined in the Severance Plan), any then unvested Emergence Awards would accelerate and become fully vested as of his termination date, subject to execution of a release.
The Compensation Committee provided these benefits to Mr. Stone to retain his leadership of our global operations during the ongoing search for a permanent CEO and in the critical period before and after our Re-IPO.
The agreement prohibits Mr. Stone from competing with the company or soliciting our employees for 18 months following the termination of his employment for any reason.
Agreement with Mr. Fields
As described in last year’s proxy statement, Mr. Fields was provided a salary of $62,500 per week and an equity award of 500,000 RSUs for his service as our Interim CEO. The RSU award provided that if his employment as Interim CEO ended within 90 days of his start date, 50% of the award would vest on that date and the remainder would be forfeited. If his employment ended after the 90th day following his start date, 100% of the RSUs would vest on the earlier of (x) the six-month anniversary of his start date and (y) the date his employment ended. Mr. Fields served as Interim CEO from October 5, 2021 until February 27, 2022 and remained employed through March 11, 2022 to provide transition services. As a result, 100% of his RSUs vested on March 11, 2022. As part of the arrangement, Mr. Fields was not eligible to participate in any of the company’s incentive compensation plans or programs.
Agreement with Ms. Brav
Ms. Brav served as the company’s President, Hertz International from November 2019 until April 30, 2022. The company and Ms. Brav entered into a Confidential Severance Agreement and General Release of Claims and a Settlement Agreement in connection with her separation from the company. Pursuant to the agreements, Ms. Brav received a severance benefit of $1.95 million payable ratably over 18 months, a cash payment of $75,000 to defray certain relocation expenses she had previously incurred, outplacement services with a value of $25,000, and statutory severance of approximately 30,000 GBP. The agreement also provided for Hertz to pay $55,000 for legal fees incurred by Ms. Brav in connection with her separation. Ms. Brav also remained eligible to receive a pro rata payment under the 2022 EICP and up to 18 months of continuing benefits coverage. She also became entitled to accelerated vesting of 13,333 RSUs and 40,000 Non-Qualified Stock Options granted in connection with our Emergence and Re-IPO. In exchange for these benefits, Ms. Brav executed a release of claims in favor of Hertz and agreed to certain confidentiality, non-disparagement, and cooperation provisions. Ms. Brav also agreed not to compete with the company or solicit our employees at manager level and above, in each case for 18 months following her separation.
45	Hertz Global Holdings, Inc. 2023 Proxy Statement

Agreement with Mr. Galainena
Mr. Galainena served as the company’s Executive Vice President, General Counsel and Secretary from April 2019 to May 19, 2022 and served as an employee until June 30, 2022. Because Mr. Galainena’s separation from the company was without cause and took place within 12 months of Emergence, he was entitled to benefits under the Severance Plan at the heightened level approved in our plan of reorganization. Specifically, Mr. Galainena received severance of approximately $1.14 million, reflecting two times the value of his base salary, two times the cost of his annual executive level physical, and the equivalent value of 24 months of the employer-paid portion of monthly health care premiums, payable in a lump sum. Mr. Galainena also remained eligible to receive a pro rata payment under the 2022 EICP and became entitled to accelerated vesting of 40,000 RSUs and 120,000 Non-Qualified Stock Options granted in connection with our Emergence and Re-IPO. Mr. Galainena’s vested stock options remain exercisable until June 30, 2023. In exchange for these benefits, Mr. Galainena executed a release of claims in favor of Hertz and agreed to certain confidentiality, non-disparagement, and cooperation provisions. Mr. Galainena also agreed not to compete with the company or solicit our employees at manager level and above, in each case for 12 months following his separation.
Clawback Policy

We maintain a clawback policy to promote responsible risk management. The policy applies to a meaningful number of employees in leadership positions, including our NEOs, and covers the following incentive compensation (collectively, “covered incentive compensation”):
•
All annual incentives;

•
Long-term incentives;

•
Equity-based awards; and

•
Other performance-based awards.

The policy provides that a repayment obligation may be triggered by the Compensation Committee if an employee receives covered incentive compensation based on the achievement of financial results that were the subject of a restatement of our financial statements filed with the SEC and such covered compensation is paid, granted or vested within the three-year period prior to the date we are required to prepare the restatement. In addition, if the Compensation Committee determines that a covered employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for the restatement, then the Compensation Committee may cause the covered employee to forfeit any outstanding equity-based awards granted or held during the period following the publication of the financials that were subsequently restated and repay amounts received upon settlement, or any gains realized upon the exercise, of equity awards within the three-year period prior to the date that we are required to prepare a financial restatement. In addition, our equity award agreements contain clawback provisions.
Our Compensation Committee intends to modify our clawback policy and any related plans or award agreements (to the extent necessary) to timely comply with updates to Nasdaq’s listing standards.
Stock Ownership Guidelines and Hedging and Pledging Policy

Stock Ownership Guidelines
We maintain Stock Ownership Guidelines under which our NEOs and other individuals at the Senior Vice President level and above are required to own shares of our common stock equal in value to a specified
46	Hertz Global Holdings, Inc. 2023 Proxy Statement

multiple of their annual base salary. As of the date of this Proxy Statement, the Guidelines applicable to our continuing NEOs are as set forth below:
Position	Multiple of Annual Base Salary
CEO	5x
Other NEOs	3x
Executives generally have five years to reach the target ownership levels. Executives subject to the Guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, and 50% of the value of awards issued under our equity incentive plans, including (A) unvested RSUs and other non-performance-based share awards and (B) earned PSUs, performance shares or similar performance-based share awards, even if the service requirement has not yet been met.
Until the target ownership levels are met, executives generally are restricted from selling more than 50% of the net shares received upon vesting or exercise of equity awards after the payment of exercise prices and withholding taxes, as applicable.
All continuing NEOs have either met their retention guideline or are currently in the transition period for compliance with the Guidelines.
Hedging and Pledging Policy
Our Insider Trading Policy prohibits employees and directors from entering into any type of arrangement, contract or transaction that has the effect of pledging shares or hedging against the decrease in the market value of our common stock.
Summary of the Compensation Decision-Making Process

The Compensation Committee is responsible for reviewing and establishing the compensation program for our NEOs, subject to approval by the Board. To help design the program, the Committee uses a variety of inputs, including the following.
Annual Say on Pay Vote
We provide stockholders with an annual “say-on-pay” advisory vote on our executive compensation program. At our 2022 annual meeting of stockholders, approximately 93% of the votes cast for the say-on-pay proposal were in favor of our executive compensation program and policies. Our Compensation Committee evaluated the results of the 2022 say-on-pay vote and, in light of the substantial support for our executive compensation program, decided to maintain the core design of our compensation program. The Compensation Committee will continue to consider the outcome of future say-on-pay votes, in addition to various other factors, when making future compensation decisions.
Compensation Consultant and Market Data
The Compensation Committee has the authority to retain outside advisors as it deems appropriate. For 2022, the Compensation Committee retained FW Cook as its independent compensation consultant with respect to the 2022 executive compensation program. FW Cook does not perform any services for the
47	Hertz Global Holdings, Inc. 2023 Proxy Statement

company other than in its role as independent advisor to the Compensation Committee and the Compensation Committee has assessed FW Cook’s independence. The Committee has also considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to FW Cook in 2022. Based on this review, the Committee did not identify any conflict of interest.
The responsibilities of our compensation consultant include:
•
Reviewing and advising on total executive compensation, including salaries, short- and long-term incentive programs and relevant performance goals;

•
Advising on industry trends and best practices in executive compensation;

•
Advising on effectively aligning pay with performance and with our business needs; and

•
Assisting the Compensation Committee with any other matters related to executive compensation arrangements, including executive employment and award arrangements.

The compensation consultant also provides internal and external pay comparison data to the Compensation Committee. The Committee uses this data as one element in its compensation decisions and does not mandate target ranges for our NEO salaries, annual incentive opportunities or long-term incentives as compared to the market data.
To determine the appropriate market data for use in its compensation decisions, the Committee selected a peer group based on the recommendations of FW Cook. FW Cook prepared a list of potential peer companies (with a particular focus on travel companies). Because the number of our direct industry competitors is limited, we do not limit the peer group to our direct competitors. FW Cook proposed companies that have substantial similarities to our business model, are comparable to us based on revenues and market capitalization, and with which we compete with for talent.
We prefer to have a consistent peer group year-to-year, and the Committee chose to keep the peer group substantially the same as used for 2021. However, the Committee added Carvana to the peer group in 2022 based on a multi-tiered screening process that evaluates companies in the broadly-defined travel sector and that represent talent competitors for senior management. At the time the Committee selected the peer group for 2022, we were at the 41st percentile in revenue and the 53rd percentile in market capitalization within the group.
The following companies comprised our peer group for purposes of setting our executive compensation for 2022:
Alaska Air Group, Inc.	Lithia Motors, Inc.
AutoNation, Inc.	Norwegian Cruise Line Holdings Ltd.
Avis Budget Group, Inc.	Penske Automotive Group, Inc.
CarMax, Inc.	Royal Caribbean Cruises Ltd.
Carvana Co.	Ryder Systems, Inc.
Element Fleet Management Corp.	Sonic Automotive, Inc.
Group 1 Automotive, Inc.	Southwest Airlines Co.
48	Hertz Global Holdings, Inc. 2023 Proxy Statement

Hilton Worldwide Holdings, Inc.	United Rentals, Inc.
JetBlue Airways Corporation	Travel + Leisure Co.
In the fourth quarter of 2022 the Compensation Committee again reviewed our peer group for use in setting 2023 compensation and determined no changes were necessary for 2023.
Role of the CEO
In determining the appropriate levels of compensation for our NEOs, our CEO provides input to the Compensation Committee on topics that influence business performance, as well as to review and make observations regarding performance of our business and the executives that report to him. Both Mr. Fields, during the first two months of 2022, and Mr. Scherr, who served as our CEO for 10 months of the year, provided such input. Although the Compensation Committee may consider CEO input, in all cases the final determinations regarding compensation of our NEOs rests with the Compensation Committee and our Board.
Compensation Risk
Our compensation policies and practices, including the NEO compensation programs, have been designed to include features intended to reduce the likelihood of excessive risk-taking. The Compensation Committee annually reviews our compensation policies and programs to identify and address any potential risks that could be created by the programs. In October 2022, with the assistance of Human Resources and Legal department personnel, the Committee undertook a risk review of our 2022 compensation programs for all employees. Based on this review, the Compensation Committee concluded that the risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the company.
What We Do

We evaluate risk in light of our overall compensation program

We use metrics in our incentive compensation plans that are aligned to the metrics management uses to assess the business day-to-day

We cap payouts in our incentive programs

We use double-trigger vesting provisions in change of control scenarios

We believe a substantial portion of our NEOs’ compensation should be subject to satisfaction of performance objectives

We use a variety of equity award structures to incent both performance and retention

We have a robust stock ownership policy for executives and the Board

We maintain a clawback policy

We use an independent compensation consultant

We utilize a representative and relevant peer group

49	Hertz Global Holdings, Inc. 2023 Proxy Statement

What We Don’t Do

We don’t use financial or operational metrics that promote undue risk

We don’t provide preferential payments or above market returns in deferred compensation plans

We don’t provide excessive perquisites to our senior management

We don’t allow our NEOs or directors to hedge or pledge our stock

We don’t re-price underwater options

We don’t provide for automatic salary increases or guaranteed annual bonuses to NEOs

We don’t use excise tax gross ups

We don’t award dividends or dividend equivalents on unvested equity awards

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with members of management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
The Compensation Committee,
Colin Farmer, Chair
Andrew Shannahan
50	Hertz Global Holdings, Inc. 2023 Proxy Statement

SUMMARY COMPENSATION TABLE
The following table presents compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during 2022, for each of the other three most highly compensated individuals who were serving as executive officers at the end of 2022, and for two additional individuals who would have been named executive officers had they been in their roles at fiscal year-end. Mr. Scherr, Ms. Batcheler and Mr. Leef were not named executive officers during 2021 or 2020. As such, their information is limited to 2022. See “Compensation Discussion & Analysis — Agreements with NEOs” for additional information.
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Stephen M. Scherr Chair and CEO	2022	1,269,231	—	178,319,484	—	2,119,562	427,860	182,136,137(6)

Kenny Cheung EVP and Chief Financial Officer	2022	600,000	—	900,001	—	504,000	24,606	2,028,607
	2021	600,000	660,000	1,570,200	3,081,600	846,891	27,537	6,786,228
	2020	450,540	149,973	250,000	—	—	10,772	861,285
Colleen Batcheler EVP, General Counsel and Secretary	2022	371,539	1,075,000	4,528,717	—	390,082	187,196	6,552,534

Eric Leef EVP and Chief Human Resources Officer	2022	492,500	—	510,013	—	315,000	26,394	1,343,907

Paul Stone President and Chief Operating Officer	2022	1,000,000	2,031,638	1,499,995	—	1,470,000	37,198	6,038,831
	2021	1,000,000	1,400,000	2,617,000	5,136,000	2,470,099	30,070	12,653,169
	2020	849,635	700,000	1,000,000	—	—	30,414	2,580,049
Former Executive Officers
Mark Fields Former Interim CEO	2022	705,556	—	159,994	—	—	21,031	886,581
	2021	838,587	—	13,347,511	—	—	30,479	14,216,577

Angela Brav Former President, Hertz International	2022	294,090	—	599,994	—	371,195	2,152,501	3,417,780
	2021	650,000	—	1,046,800	2,054,400	763,750	638,229	5,153,179
	2020	661,000	401,375	1,000,000	—	—	332,004	2,394,379
M. David Galainena Former EVP, General Counsel and Secretary	2022	296,154	—	599,994	—	229,101	1,151,877	2,277,126
	2021	550,000	605,000	1,046,800	2,054,400	747,298	28,078	5,031,576
	2020	525,446	280,000	650,000	—	—	8,491	1,463,937

(1)
Mr. Scherr joined the company on February 28, 2022 and Ms. Batcheler joined the company on May 20, 2022. For Mr. Fields, includes, for 2021, fees for his service as a non-employee director from July 1, 2021 through October 4, 2021 and base salary earned for his service as Interim CEO from October 5, 2021 to December 31, 2021. For Mr. Fields for 2022, includes base salary earned for his service as Interim CEO January 1, 2022 through February 27, 2022 and fees for his service as a non-employee director from February 28, 2022 through December 31, 2022. Ms. Brav’s employment with the company concluded on April 30, 2022 and Mr. Galainena’s employment with the company ended on June 30, 2022.

51	Hertz Global Holdings, Inc. 2023 Proxy Statement

(2)
For 2022, for Ms. Batcheler, includes a sign-on cash bonus paid to her in connection with her hiring. For 2022, for Mr. Stone, reflects the value of his Transition Retention Bonus described under “Compensation Discussion and Analysis — Agreements with NEOs — Agreement with Mr. Stone.” For amounts in 2021 and 2020, reflects retention bonus awards paid during and following Emergence.

(3)
The amounts reported represent the aggregate grant date fair value of applicable equity awards and were computed in accordance with FASB Topic 718. Assumptions used in the calculations of these amounts are included in “Note 8 — Stock-Based Compensation” in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”). For fiscal 2022, the “Stock Awards” column reflects the grant date fair values of the following:

a.
for Mr. Scherr, the time-based and stock price performance-based sign on RSUs as described under “Compensation Discussion and Analysis — CEO Sign-On Compensation,” but excluding the RSUs described in the CD&A with a transaction condition (the “Transaction RSUs”). The Transaction RSUs are not yet considered granted under FASB Topic 718 because achievement of the performance condition was not deemed probable of occurring on the grant date. As a result, no value for these RSUs is included in the table. Assuming the achievement of the performance conditions in the Transaction RSUs, the aggregate grant date fair value would have been $48,609,368. The time-based and stock price target RSUs do not have a maximum grant date fair value that differs from the grant date fair values reported in the table.

b.
for Mr. Fields, the grant date fair value of RSUs he received in 2022 for his service as a non-employee director; Mr. Fields did not receive any equity awards for his service as Interim CEO in 2022.

c.
for all other NEOs the 2022 PSUs and 2022 RSUs granted under the 2022 LTIP as described under “Compensation Discussion and Analysis — Long-Term Incentives.” For the 2022 PSUs, because we have used a staged approach to goal setting, with 1/3 of the total PSU grant conditionally earned based on performance against a series of three one-year goals, and the goals for each tranche set at the beginning of each performance year, only the first tranche is considered granted under FASB Topic 718 and included in this table. The following is the aggregate grant date fair value of the PSUs if we had assumed the maximum amount (200%) of the first tranche would have been earned: Mr. Cheung, $300,001; Ms. Batcheler, $454,317; Mr. Leef, $170,002; Mr. Stone, $500,001; Ms. Brav, $400,001; and Mr. Galainena, $400,001. The awards were actually earned at 64.4% of target. Ms. Brav’s and Mr. Galaneina’s 2022 PSUs and 2022 RSUs granted under the 2022 LTIP were forfeited in connection with their separations from the company, as described under “Compensation Discussion and Analysis — Long-Term Incentives — Former NEOs.”

(4)
Reflects amounts paid under the 2022 EICP, as described in the “Compensation Discussion and Analysis — Annual Incentive Awards.” For 2021, represents the value of awards made under a key employee incentive program for the first half of the year, and starting in August 2021, the equivalent of the EICP for 2021, applicable for the period following the Emergence.

(5)
Includes the following for 2022:

Name	Perquisites and Personal Benefits(a)						Tax Gross Ups(c) ($)	Company Contributions to Qualified 401(k) Plan(d) ($)	Other(e) ($)
	Personal Use of Aircraft ($)	Personal Use of Vehicle ($)	Financial Assistance and Reimbursement of Legal Fees ($)	Expatriate and Relocation Related Benefits ($)	Executive Physical ($)	Life Insurance Premiums ($)
Mr. Scherr	286,912	—	(b)	111,682	—	(b)	—	—	—
Mr. Cheung	—	(b)	—	—	—	(b)	—	12,200	—
Ms. Batcheler	—	—	—	121,990	—	(b)	64,880	—	—
Mr. Leef	—	(b)	—	—	—	(b)	—	12,200	—
Mr. Stone	(b)	(b)	—	—	(b)	(b)	—	12,200	—
52	Hertz Global Holdings, Inc. 2023 Proxy Statement

Name	Perquisites and Personal Benefits(a)						Tax Gross Ups(c) ($)	Company Contributions to Qualified 401(k) Plan(d) ($)	Other(e) ($)
	Personal Use of Aircraft ($)	Personal Use of Vehicle ($)	Financial Assistance and Reimbursement of Legal Fees ($)	Expatriate and Relocation Related Benefits ($)	Executive Physical ($)	Life Insurance Premiums ($)
Former Executive Officers
Mr. Fields	(b)	(b)	—	(b)	—	(b)	—	—	—
Ms. Brav	—	(b)	—	1,210,694	—	(b)	22,744	—	903,348
Mr. Galainena	—	(b)	—	—	(b)	(b)	—	—	1,137,978

(a)
Amounts shown are valued at the incremental cost to us of providing the benefit or, for Personal Use of Vehicle, the annual lease value of company-provided vehicles and for Mr. Fields, the value of free car rentals received while a non-employee director pursuant to the company’s Director Car Rental Program. For Personal Use of Aircraft, we include the incremental cost of repositioning flights associated with personal use by the NEO, and exclude fixed costs that do not change based on usage. Expatriate and Relocation-Related Benefits include: for Mr. Scherr, temporary housing; for Ms. Batcheler, the value of a lump sum relocation assistance payment ($100,000) together with temporary housing and movement of household goods; for Mr. Fields, temporary housing; and for Ms. Brav, certain expatriate benefits under our policies for such services while she was assigned to the U.K., including tax equalization and similar payments ($1,179,010) designed to ensure an expatriate does not receive any undue tax burden or benefit, payments for travel to Ms. Brav’s U.S. residence and relocation expenses.

(b)
The benefit was provided but at an incremental cost to the company of less than the greater of $25,000 or 10% of the total amount of perquisites and personal benefits provided to the NEO.

(c)
Reflects tax assistance payments in connection with relocation related benefits received in 2022.

(d)
Reflects company matching contributions to the broad-based, qualified 401(k) plan.

(e)
For Ms. Brav, includes severance-related benefits received in 2022 as described in “Compensation Discussion and Analysis — Agreements with NEOs — Agreement with Ms. Brav.” For Mr. Galainena, includes severance-related benefits received in 2022 as described in “Compensation Discussion and Analysis — Agreements with NEOs — Agreement with Mr. Galainena.”

(6)
This amount reflects Mr. Scherr’s total compensation calculated in accordance with SEC rules and does not reflect the actual taxable compensation he received for 2022 or the compensation that he may realize in the future. For reference, Mr. Scherr’s wages for 2022, calculated for purposes of his Form W-2 issued by the company, were $27,181,395.

53	Hertz Global Holdings, Inc. 2023 Proxy Statement

2022 GRANTS OF PLAN-BASED AWARDS
The following table sets forth, for each NEO, information about grants of plan-based awards during 2022 (equity and non-equity). All equity grants were made under the 2021 Omnibus Plan.
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units(3)(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen M. Scherr
Annual Cash Incentive		1/1/2022	504,658	2,018,630	4,440,986	—	—	—	—	—
Sign-On Time-Based RSUs		2/28/2022	—	—	—	—	—	—	2,802,590	56,948,629
Sign-On Stock Price Based RSUs		2/28/2022	—	—	—	—	6,539,378	—	—	121,370,855
Sign-On Stock Price and Transaction RSUs		2/28/2022	—	—	—	—	3,113,989	—	—	—
Kenny Cheung
Annual Cash Incentive		1/1/2022	120,000	480,000	1,056,000	—	—	—	—	—
RSUs		3/30/2022	—	—	—	—	—	—	27,248	600,001
PSUs		3/30/2022	—	—	—	3,406	13,624	27,248	—	300,000
Colleen Batcheler
Annual Cash Incentive		1/1/2022	92,877	371,507	817,315	—	—	—	—	—
RSUs		7/1/2022	—	—	—	—	—	—	251,854	4,185,813
PSUs		7/1/2022	—	—	—	5,158	20,632	41,624	—	342,904
Eric Leef
Annual Cash Incentive		1/1/2022	75,000	300,000	660,000	—	—	—	—	—
RSUs		3/30/2022	—	—	—	—	—	—	15,441	340,011
PSUs		3/30/2022	—	—	—	1,930	7,720	15,440	—	170,002
Paul Stone
Annual Cash Incentive		1/1/2022	350,000	1,400,00	3,080,000	—	—	—	—	—
RSUs		3/30/2022	—	—	—	—	—	—	45,413	999,994
PSUs		3/30/2022	—	—	—	5,677	22,707	45,414	—	500,001
Former Executive Officers
Mark Fields
RSUs		5/19/2022	—	—	—	—	—	—	8,653	159,994
54	Hertz Global Holdings, Inc. 2023 Proxy Statement

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units(3)(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Angela Brav
Annual Cash Incentive		1/1/2022	53,425	213,699	470,137	—	—	—	—	—
RSUs		3/30/2022	—	—	—	—	—	—	18,165	399,993
PSUs		3/30/2022	—	—	—	2,271	9,083	18,166	—	200,000
M. David Galainena
Annual Cash Incentive		1/1/2022	54,548	218,192	480,022	—	—	—	—	—
RSUs		3/30/2022	—	—	—	—	—	—	18,165	399,993
PSUs		3/30/2022	—	—	—	2,271	9,083	18,166	—	200,000
(1)
The amounts in these columns include the “Target” amount for each NEO eligible to receive an award under the EICP at 100% of the target award, the “Threshold” amount for each eligible NEO at 25% of the “Target” and the “Maximum” amount for the maximum amount payable to each NEO at 200% of the “Target” (250% for Adjusted Corporate EBITDA). The EICP is discussed in our “Compensation Discussion and Analysis — Program Components — Annual Incentive Awards.” Actual payouts earned under the program for 2022 were 105% of “Target,” and can be found under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Represents the first tranche of PSUs granted under the 2022 LTIP to Mr. Cheung, Ms. Batcheler, Mr. Stone, Mr. Leef, Mr. Stone, Ms. Brav, and Mr. Galainena for 2022; Ms. Brav’s and Mr. Galainena’s awards were forfeited in connection with their subsequent termination of employment in 2022 and as a result do not appear in the table “Outstanding Equity Awards at Fiscal-Year End 2022.” All PSUs will be earned based on our financial performance. We discuss these awards under the heading “Compensation Discussion and Analysis — Program Components — Long-Term Incentives.” The amounts disclosed in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the number of shares issuable assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these PSUs over the performance period. As disclosed in the Compensation Discussion and Analysis, based on our Adjusted Corporate EBITDA for 2022, a total of 64.4% of the Target has been banked and may vest at the end of the three-year performance period, dependent on continued employment of the NEOs.

(3)
The amounts for Mr. Scherr reflect the awards granted to Mr. Scherr in connection with his hire in 2022. We discuss these awards under the heading “Compensation Discussion and Analysis — Agreements with NEOs — Agreement with Mr. Scherr.” Mr. Fields’ 2022 award consists of RSUs granted under the company’s non-employee director compensation program. See “Director Compensation.”

(4)
Represents the RSUs granted to Mr. Cheung, Ms. Batcheler, Mr. Leef, Mr. Stone, Ms. Brav, and Mr. Galainena for 2022; Ms. Brav’s and Mr. Galainena’s awards were forfeited in connection with their subsequent termination of employment in 2022 and as a result do not appear in the table “Outstanding Equity Awards at Fiscal-Year End 2022.” The RSUs vest ratably over three years, subject to the NEOs’ continued employment. We discuss these awards under the heading “Compensation Discussion and Analysis — Long-Term Incentives.” For Ms. Batcheler, the amount also includes a special one-time sign-on grant of 210,590 RSUs. We discuss Ms. Batcheler’s sign-on grant under the heading “Compensation Discussion and Analysis — Agreements with NEOs — Sign-On Awards to Ms. Batcheler”.

(5)
Represents the aggregate grant date fair value, computed pursuant to FASB Topic 718. These amounts are included in the “Stock Awards” column of the Summary Compensation Table. Mr. Scherr’s sign-on stock price and Transaction RSU award vests based on achievement of certain stock price targets and the occurrence of a specified transaction occurring. The achievement of the performance condition was not deemed probable of occurring on the date of grant, and therefore no value is included for this award.

55	Hertz Global Holdings, Inc. 2023 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2022
The following table sets forth, for each NEO, details of equity awards outstanding on December 31, 2022.
Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Stephen M. Scherr
	2/28/2022	—	—	—	—	1,681,554	25,879,116	—	—
	2/28/2022	—	—	—	—	2,242,072	34,505,488	—	—
	2/28/2022	—	—	—	—	—	—	3,736,788	57,509,167
	2/28/2022	—	—	—	—	—	—	3,113,989	47,924,291
Kenny Cheung
	11/9/2021	—	—	—	—	40,000	615,600	—	—
	11/9/2021	60,000	120,000	26.17	11/9/2031	—	—	—	—
	3/30/2022	—	—	—	—	27,248	419,347	—	—
	3/30/2022	—	—	—	—	—	—	13,624	209,673
Colleen Batcheler
	7/1/2022	—	—	—	—	210,590	3,240,980	—	—
	7/1/2022	—	—	—	—	41,264	635,053	—	—
	7/1/2022	—	—	—	—	—	—	20,632	317,526
Eric Leef
	11/9/2021	—	—	—	—	21,334	328,330	—	—
	11/9/2021	32,000	64,000	26.17	11/9/2031	—	—	—	—
	3/30/2022	—	—	—	—	15,441	237,637	—	—
	3/30/2022	—	—	—	—	—	—	7,720	118,816
Paul Stone
	11/9/2021	300,000	—	26.17	11/9/2031	—	—	—	—
	3/30/2022	—	—	—	—	45,413	698,906	—	—
	3/30/2022	—	—	—	—	—	—	22,706	349,445
56	Hertz Global Holdings, Inc. 2023 Proxy Statement

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Former Executive Officers(5)
Mark Fields
	5/19/2022	—	—	—	—	8,653	133,170	—	—
Angela Brav
	—	—	—	—	—	—	—	—	—
M. David Galainena
	11/9/2021	120,000	—	26.17	6/30/2023	—	—	—	—
(1)
For the 2021 option grants, unexercisable stock options vest ratably on November 2, 2023 and November 2, 2024. No options were granted to our NEOs in 2022.

(2)
Unvested 2021 service-based RSUs vest ratably on November 2, 2023 and November 2, 2024. Service-based RSUs granted under the 2022 LTIP to Mr. Cheung, Ms. Batcheler, Mr. Leef and Mr. Stone vest ratably over three years on the first, second and third anniversaries of the date of grant. For Mr. Scherr, (a) 1,681,554 unvested service-based RSUs vest ratably on December 31st of 2023, 2024 and 2025, and (b) 2,242,072 unvested stock price performance-based RSUs for which the share price condition was met in 2022 vest ratably on December 31, 2023, 2024, 2025 and 2026. For Ms. Batcheler, 210,590 service-based RSUs granted in connection with her hiring vest 70% on the first anniversary of the date of grant, with the remainder vesting on the second anniversary.

(3)
The market value is calculated using $15.39, which was the closing price of our common stock on the Nasdaq on the last trading day of 2022.

(4)
For Mr. Cheung, Ms. Batcheler, Mr. Leef and Mr. Stone, reflects the first tranche of the PSUs granted under the 2022 LTIP that vest once earned on the third anniversary of the grant date, subject to the named executive officer’s continued employment and a cap if the company’s Total Shareholder Return (TSR) is negative over the three-year performance period. As discussed under “Compensation Discussion and Analysis — Long-Term Incentive,” 64.4% of the first tranche of these awards were banked based on our 2022 Adjusted Corporate EBITDA. We have treated the first tranche as unearned for purposes of the table because the final number of shares that may be issued will not be determined until the end of the three-year performance period given the TSR cap. For Mr. Scherr, reflects (i) 3,736,788 performance-based RSUs earned based on the achievement of share price targets and vesting on December 31st beginning with the year in which the share price target is achieved, with catch-up vesting in the first year and 20% vesting in subsequent years, and (ii) 3,113,989 Transaction RSUs earned based on the achievement of share price targets and occurrence of a specified transaction, and vesting one year after the transaction condition is met.

(5)
Represents Mr. Fields’ outstanding equity award he received for serving as a director of the company. For more information, see “Director Compensation.” Ms. Brav held no equity awards at fiscal year-end.

57	Hertz Global Holdings, Inc. 2023 Proxy Statement

2022 OPTION EXERCISES AND STOCK VESTED
The following table summarizes the stock awards that vested for the named executive officers in 2022. No stock options were exercised by any named executive officer in 2022.
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen M. Scherr	1,681,554	25,879,116
Kenny Cheung	20,000	345,800
Colleen Batcheler	—	—
Eric Leef	10,666	184,415
Paul Stone	100,000	1,602,333
Former Executive Officers
Mark Fields	510,031	10,955,273
Angela Brav	13,333	267,460
M. David Galainena	40,000	633,600
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans and agreements would provide severance benefits in varying amounts to the executive. Severance and other benefits that are payable upon a termination of employment whether or not in connection with a change of control are described below. In the event of an actual triggering event under any of the plans or agreements, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Internal Revenue Code.
Summaries — Plans and Agreements
Severance Plan
In August 2021, the Board adopted the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “Severance Plan”). The Severance Plan provides for senior executives, including each of the continuing NEOs other than Mr. Stone as set forth below, to be eligible to receive severance if the participant’s employment is terminated for a reason other than “cause,” death or disability. The Severance Plan provides that in the event of a qualifying termination, the participant will be eligible for severance equal to (a) 1.5 times their base salary and target annual bonus, (b) payment of a pro-rata bonus for the year of termination based on actual achievement of performance metrics, (c) continued medical and continued health benefits for 18 months following termination and (d) executive outplacement services of up to $25,000. The participants must execute a release of claims within 60 days following termination to be
58	Hertz Global Holdings, Inc. 2023 Proxy Statement

eligible for benefits. The plan contains certain covenants regarding confidential information, non-competition, non-solicitation and non-disparagement.
Agreement with Mr. Scherr
Mr. Scherr’s Employment Agreement provides for enhanced cash severance equal to 2 times his base salary and target annual bonus (in lieu of 1.5 times such amounts as provided under the Severance Plan) in the event Mr. Scherr’s employment is terminated by the company without cause or by Mr. Scherr for good reason within six months prior or until 24 months following a change in control, in addition to the other payments and benefits he would otherwise be entitled to under the Severance Plan.
For information regarding the agreement with Mr. Scherr, see “Compensation Discussion and Analysis — Agreement with Mr. Scherr” above.
Agreement with Mr. Stone
In connection with his transition to the COO role in October 2021, Mr. Stone and the company entered into a Second Amended and Restated Offer Letter, Confidentiality and Non-Competition Agreement. Under the agreement, Mr. Stone waived all rights to future severance benefits from the company in exchange for a transition retention bonus with a value equal to $2 million plus the value of 24 months of employer paid group health insurance premiums (i.e., what his severance benefit would otherwise have been worth under the plan of reorganization for a termination occurring prior to June 30, 2022). The agreement provided that Mr. Stone would receive the transition retention bonus if he remained employed by the company through March 1, 2022; provided that if his employment was terminated by the company without cause, or by Mr. Stone for good reason prior to such date, he would receive the payment as a severance payment. As disclosed in the Summary Compensation Table, Mr. Stone received $2.04 million in 2022 pursuant to the agreement because he remained employed as of March 1, 2022.
Long-Term Incentive Plan — RSUs, PSUs and Stock Options
Our outstanding RSUs, PSUs and stock options provide for accelerated vesting upon certain terminations of employment, as summarized below:
•
Emergence Awards: Upon a termination without cause or due to death or disability, a number of shares subject to the RSUs and stock options will vest immediately upon such termination that is equal to the number of shares that would have vested on the next vesting date.

•
PSUs and RSUs granted to NEOs (other than Mr. Scherr): In the event of death or disability, a prorated portion of the award will vest, with any performance conditions determined based upon actual performance.

•
Mr. Scherr’s RSUs: Upon a termination without cause, or due to death or disability, or by Mr. Scherr for good reason:

◦
If not in connection with a change in control, then a number of shares subject to the award will vest immediately upon such termination that is equal to the number of shares that would have vested on the next vesting date.

◦
If following a change in control, then all of Mr. Scherr’s unvested RSUs and the portion of his Transaction RSUs that became eligible to vest due to achievement of the performance metrics as of the change in control fully vest.

59	Hertz Global Holdings, Inc. 2023 Proxy Statement

Agreements with Former NEOs
As discussed above, the employment of Mr. Fields, Ms. Brav and Mr. Galainena ended in 2022 and, consequently, the table below omits each of them. The actual payments and benefits they received are described under “Compensation Discussion and Analysis — Agreements with NEOs.”
The following table assumes that the individual’s termination of employment occurred on December 30, 2022 (the last business day of fiscal 2022) and that the per share price of our common stock was $15.39 (the closing price of our common stock on the Nasdaq on such date).
Name	Involuntary Termination Without “Cause,” Death or Disability, or, if Applicable, Voluntary Termination for “Good Reason”(1)(2) ($)	Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” in Connection with a Change in Control(3)(4) ($)
Stephen M. Scherr
Cash Severance	5,850,000	7,800,000
Acceleration of Equity Awards	—	60,384,604
Value of Continuing Benefits	33,419	33,419
Kenny Cheung
Cash Severance	1,620,000	1,620,000
Acceleration of Equity Awards	654,229	—
Value of Continuing Benefits	34,192	34,192
Colleen Batcheler
Cash Severance	1,800,001	1,800,001
Acceleration of Equity Awards	1,337,088	—
Value of Continuing Benefits	31,018	31,108
Eric Leef
Cash Severance	1,200,000	1,200,000
Acceleration of Equity Awards	305,749	—
Value of Continuing Benefits	32,218	32,218
Paul Stone
Cash Severance	—	—
Acceleration of Equity Awards	577,373	—
Value of Continuing Benefits	—	—

(1)
For all NEOs other than Mr. Stone, Cash Severance and Value of Continuing Benefits amounts included in this column represent amounts payable upon a termination by the company without cause or by the NEO for good reason pursuant to the Severance Plan; Mr. Stone waived all rights to any benefits under any severance plans in connection with the awarding of his Transition Retention Bonus. In addition to the amounts set forth in the table, the participating NEOs would also be eligible for up to $25,000 in outplacement services. No Cash Severance or Value of Continuing Benefits are payable to any of the NEOs in connection with their death or disability. No value is included for a prorated annual bonus since the NEO would have been entitled to a full bonus, to the extent earned, as of December 31, 2022.

(2)
The amounts shown in this column for Acceleration of Equity Awards represent the value of (i) Emergence RSUs that would have vested on November 2, 2023 for Mr. Cheung and Mr. Leef, which awards would accelerate in the event of a termination without cause or upon death or disability; (ii) the value of a prorated portion of the

60	Hertz Global Holdings, Inc. 2023 Proxy Statement

RSUs granted under the 2022 LTIP for Mr. Cheung, Ms. Batcheler, Mr. Leef and Mr. Stone, which would vest upon death or disability; (iii) the value of a prorated portion of the RSUs granted to Ms. Batcheler upon hire, which would vest upon her death or disability; and (iv) the value of a prorated portion of the 2022 PSUs granted under the 2022 LTIP for Mr. Cheung, Ms. Batcheler, Mr. Leef and Mr. Stone, which would vest upon death or disability. The amounts included for the PSUs include the actual amounts that were banked for the first performance year of the 2022 PSUs, with remaining years within the three-year performance cycle prorated, assuming target performance. No amounts are included for stock options, as the exercise price for all stock options exceeded the market price of the company’s common stock on December 31, 2022. No amounts are included for Mr. Scherr’s time-based or performance-based RSUs since there would be no incremental accelerated vesting in the event of a termination on December 31, 2022.
(3)
Cash Severance for Mr. Scherr reflects enhanced amounts payable upon a termination by the company without cause or by Mr. Scherr for good reason within six months prior to and until 24 months following a change in control, which amounts would be paid in a lump sum. The Cash Severance for all other NEOs other than Mr. Stone reflects the amounts payable upon a termination by the company without cause or by the NEO for good reason pursuant to the Severance Plan, which amounts would be paid within 18 months.

(4)
Upon a termination by the company without cause or due to death or disability, or by Mr. Scherr for good reason following a change in control, all of Mr. Scherr’s unvested time-based RSUs and the portion of his performance-based RSUs that became eligible to vest due to achievement of the performance metrics as of the date of such change in control would fully vest. The amounts shown in this column for Acceleration of Equity Awards represent the value of Mr. Scherr’s time-based RSUs that were unvested as of December 31, 2022 and the value of all of Mr. Scherr’s outstanding performance-based RSUs for which the performance metrics were met as of December 31, 2022. For the other NEOs, no awards will be accelerated in connection with a change in control if the Compensation Committee or the Board, in it discretion, determines that all awards will be honored or assumed. The Compensation Committee also has the discretion to determine whether the terms of the awards so assumed will provide that in the event of a termination without cause within two years following the change in control, all conditions or restrictions with respect to such awards will be waived or otherwise lapse.

PAY VERSUS PERFORMANCE DISCLOSURE
The following table sets forth information regarding our performance and the “compensation actually paid” to our CEO (referred in the table below as the PEO, or principal executive officer) and our other NEOs, as calculated in accordance with newly enacted SEC disclosure rules. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For discussion of how the Compensation Committee seeks to align pay and performance when making compensation decisions, please review our “Compensation Discussion & Analysis,” beginning on page 28.
Year	Summary Compensation Table Total(1)		Compensation Actually Paid To PEO(2)(3)		Average Summary Compensation Table Total for Non-PEO NEOs(1) $	Average Compensation Actually Paid for Non-PEO NEOs(2)(3) $	Value of Initial $100 Investment Based On:(4)		GAAP Net Income (Millions) $	Adjusted Corporate EBITDA(5) (Millions) $
	PEO-1 $	PEO-2 $	PEO-1 $	PEO-2 $			Company TSR $	Peer Group TSR(4) $
2022	182,136,137	886,581	132,128,569	(809,312)	3,609,798	1,477,433	47	79	2,059	2,305
2021	14,216,577	12,653,169	13,614,741	11,923,378	5,327,918	4,998,545	77	91	365	2,130
2020	2,580,049	5,675,222	749,676	(6,831,215)	1,693,188	(155,528)	n/a	n/a	(1,723)	(995)
61	Hertz Global Holdings, Inc. 2023 Proxy Statement

(1)
For 2022, PEO-1 is Stephen M. Scherr; PEO-2 is Mark Fields; and non-PEO NEOs are Kenny Cheung, Colleen Batcheler, Eric Leef, Paul Stone, Angela Brav and M. David Galainena. For 2021, PEO-1 is Mark Fields; PEO-2 is Paul Stone; and non-PEO NEOs are Kenny Cheung, Darren Arrington, Angela Brav and M. David Galainena. For 2020, PEO-1 is Paul Stone; PEO-2 is Kathryn Marinello; and non-PEO NEOs are Kenny Cheung, Angela Brav, M. David Galainena, Opal Perry, Jamere Jackson and Richard Eric Esper.

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Amounts in the Deductions from Summary Compensation Table Total column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Fiscal Year	Summary Compensation Table Total $	Deductions from Summary Compensation Table Total(a) $	Additions to Summary Compensation Table Total(b) $	Compensation Actually Paid $
PEO-1
2022	182,136,137	(178,319,484)	128,311,916	132,128,569
2021	14,216,577	(13,347,511)	12,745,675	13,614,741
2020	2,580,049	(1,000,000)	(830,373)	749,676
PEO-2
2022	886,581	(159,994)	(1,535,899)	(809,312)
2021	12,653,169	(7,753,000)	7,023,209	11,923,378
2020	5,675,222	(5,175,000)	(7,331,437)	(6,831,215)
Avg. Non-PEO NEOs
2022	3,609,798	(1,439,786)	(692,579)	1,477,433
2021	5,327,918	(3,411,320)	3,081,948	4,998,545
2020	1,693,188	(816,667)	(1,032,049)	(155,528)
(a)
Represents the grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

62	Hertz Global Holdings, Inc. 2023 Proxy Statement

(b)
Reflects the value of equity calculated in accordance with the SEC methodology for determining compensation actually paid under Item 402(v) of Regulation S-K for each year shown. The amounts deducted or added in calculating the equity values included in Compensation Actually Paid are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year $	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards $	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year $	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year $	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year $	Equity Value Included in Compensation Actually Paid $
	(a)	(b)	(c)	(d)	(e)	(g) = (a) + (b) + (c) + (d) + (e) + (f)
PEO-1
2022	102,432,799	0	25,879,116	0	0	128,311,916
2021	12,745,675	0	0	0	0	12,745,675
2020	30,646	(805,294)	0	(55,725)	0	(830,373)
PEO-2
2022	266,339	0	0	(1,802,239)	0	(1,535,899)
2021	7,065,000	0	0	0	(41,791)	7,023,209
2020	158,593	0	0	(153,347)	(7,336,684)	(7,331,437)
Avg. Non-PEO NEOs
2022	1,037,889	(335,801)	0	(1,080,676)	(314,001)	(692,579)
2021	3,108,600	0	0	0	(26,652)	3,081,948
2020	13,845	(202,633)	0	(39,672)	(803,589)	(1,032,049)
(4)
The Peer Group TSR set forth in this table utilizes the Morningstar Rental & Leasing Services Industry Group (“Peer Index”) which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting November 9, 2021 (the first day of trading on Nasdaq following our Emergence and Re-IPO), through the end of the listed year in the company and Peer Index, respectively. Historical stock price performance is not necessarily indicative of future stock price performance.

(5)
We determined Adjusted Corporate EBITDA (a non-GAAP financial metric) to be the most important financial performance measure used to link company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022 because this is a key primary financial performance metric in our annual incentive program and long-term incentive program. We may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted Corporate EBITDA is defined in Annex A to this Proxy Statement.

63	Hertz Global Holdings, Inc. 2023 Proxy Statement

Relationship Between Compensation Actually Paid and Our Performance
The relationship between Compensation Actually Paid to our PEO and other NEOs and to (a) GAAP Net Income, (b) Adjusted Corporate EBITDA and (c) the TSR of both the company and our Peer Index TSR is as follows:
•
GAAP Net Income: We did not use GAAP Net Income as a performance measure in our compensation program in the periods presented, nor was it directly considered when making compensation decisions for our PEO or other NEOs. As a result, there has not been a direct relationship between GAAP Net Income and compensation actually paid to these individuals for the periods presented. However, to the extent our GAAP Net Income is correlated with our Adjusted Corporate EBITDA, which is a key measure in our compensation program, there has been a directional relationship.

•
Adjusted Corporate EBITDA: We have used Adjusted Corporate EBITDA in our annual and long-term incentive programs during the periods presented and, as a result, it has had a direct impact on the compensation actually paid to our NEOs.

•
Company and Peer Index TSR: The majority of our NEOs’ target compensation for the periods presented was delivered as equity compensation, and for our NEOs other than Mr. Scherr, the PSUs in the program are capped at 100% of target if our TSR is negative during the performance period. As a result, compensation actually paid in connection with the PSUs will be directly related to our TSR. Peer Index TSR has not been a direct component of our compensation program and therefore has not had a direct relationship with compensation actually paid to our NEOs.

Performance Metrics: The following is a list of the financial performance measures that we believe are the most important financial performance measures used to link NEO compensation to company performance. For more information, see “Compensation Discussion & Analysis.” Although we do not in practice use any performance measures to link compensation “actually paid” (as calculated herein) to company performance, we are providing this list in accordance with Item 402(v) of Regulation S-K to provide information on performance measures used by the Compensation Committee to determine NEO compensation.
•
Adjusted Corporate EBITDA (Company-Selected Measure)

•
Revenue Per Unit

•
Total Shareholder Return

CEO PAY RATIO
To determine the median 2022 annual total compensation of all of our employees other than our CEO (the “Median Employee Compensation for 2022”), we used a median employee with substantially similar compensation as the median employee used for purposes of our 2021 pay ratio, as we believe there was no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. To identify our median employee, we had used our global employee population as of December 31, 2021, and annual base salary as our consistently applied compensation measure and identified those employees at the same median compensation level. We then calculated the annual taxable income for those employees and identified the median employee from this group (the “Median Employee”).
Mr. Scherr served as our CEO on December 31, 2022, the determination date of the Median Employee. Because Mr. Scherr did not serve for the entirety of 2022, we elected to combine his compensation, as set
64	Hertz Global Holdings, Inc. 2023 Proxy Statement

forth in the “Summary Compensation Table” with that of the compensation paid to Mr. Fields, our 2022 Interim CEO, also as set forth in the “Summary Compensation Table” (but excluding for Mr. Fields his non-employee director related compensation totaling $241,795), to determine CEO Compensation for 2022. Accordingly, the CEO Compensation for 2022 was $182,780,923. We calculated the Median 2022 Employee Compensation on the same basis as the CEO Compensation, but did not need to account for multiple individuals serving in the role. Based on these calculations, the Median 2022 Employee Compensation was $36,683 and the ratio of 2022 CEO Compensation to Median 2022 Employee Compensation is 4,983 to 1.
We are also presenting alternative ratios that we believe facilitate a better understanding of our compensation programs. Excluding Mr. Scherr’s one-time, sign-on equity awards of $178,319,484 as reported in the “Summary Compensation Table,” our CEO Compensation for 2022 would have been $4,461,439 (including Mr. Fields’ compensation as described above), and the estimated pay ratio would have been 122 to 1. In addition, using Mr. Scherr’s W-2 reported compensation for fiscal 2022 of $27,181,395, our CEO Compensation for 2022 would have been $27,826,181 (including Mr. Fields’ compensation as described above), and the estimated pay ratio would have been 759 to 1.
The pay ratio disclosure presented above is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exclusions, estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio disclosure of other companies may not be comparable to the pay ratio reported by us.
65	Hertz Global Holdings, Inc. 2023 Proxy Statement

OWNERSHIP OF OUR COMMON STOCK
The following table sets forth information as of March 20, 2023, unless another date is specified below, with respect to the ownership of our common stock by:
•
Each person known to own beneficially more than 5% of our common stock;

•
Each of the directors or director nominees of the company;

•
Each of the executive officers named in the Summary Compensation Table; and

•
All of the company’s executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the knowledge of the company, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 8501 Williams Road, Estero, FL 33928.
Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
CK Amarillo LP(1)	181,455,469	56.83%
Fran Bermanzohn(2)	3,151	**
Colin Farmer	—	**
Jennifer Feikin(3)	20,575	**
Mark Fields(4)	330,220	**
Vincent J. Intrieri(5)	61,051	**
Jeffery Nedelman	—	**
Andrew Shannahan	—	**
Evangeline Vougessis(6)	23,707	**
Thomas Wagner	—	**
Stephen M. Scherr	801,259	**
Kenny Cheung(7)	84,213	**
Colleen Batcheler(8)	13,754	**
Eric Leef(9)	41,181	**
Paul Stone(10)	379,798	**
Angela Brav(11)	47,319	**
M. David Galainena(12)	149,675	**
All directors and executive officers as a group (17 persons)(13)	1,983,972	**
66	Hertz Global Holdings, Inc. 2023 Proxy Statement

**
Less than 1%.

(1)
Represents shares held of record by CK Amarillo. CK Amarillo GP, LLC (“CK GP”) serves as the General Partner of CK Amarillo, and Certares Opportunities and Knighthead serve as investment managers (“Investment Managers”) of CK Amarillo, pursuant to an Investment Management Agreement effective as of April 15, 2021, by and among each of the foregoing. Investment decisions with respect to the shares held by CK Amarillo are made by an investment committee of the Investment Managers, which committee includes Ara Cohen as well as M. Gregory O’Hara and Thomas Wagner. Mr. Wagner is a member of our Board; Mr. O’Hara was a member of the Board until January 18, 2023. The investment committee is empowered to vote or dispose of the shares on behalf of CK Amarillo. The address of the principal business and principal office of CK Amarillo, CK GP and Knighthead is c/o Knighthead Capital Management, LLC, 280 Park Avenue, 22nd Floor, New York, NY 10017. The address of the principal business and principal office of Certares Opportunities is 350 Madison Avenue, 8th Floor, New York, New York 10017. Each of CK Amarillo, CK GP, Knighthead and Certares Opportunities, by virtue of their relationships, may be deemed to share the power to vote or direct the vote and to share the power to dispose of or direct the disposition of the shares held by CK Amarillo. The immediately preceding information in this footnote is based solely on the Schedule 13D/A filed with the SEC on February 9, 2023 by CK Amarillo, CK GP, Knighthead and Certares Opportunities.

(2)
Includes 3,151 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2023 Annual Meeting or Ms. Bermanzohn’s departure from the Board for any reason other than a removal for cause.

(3)
Includes 1,891 phantom shares that will settle promptly following the date Ms. Feikin ceases to serve on our Board (other than for a removal for cause) and 8,653 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2023 Annual Meeting or Ms. Feikin’s departure from the Board for any reason other than a removal for cause.

(4)
Includes 8,653 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2023 Annual Meeting or Mr. Field’s departure from the Board for any reason other than a removal for cause.

(5)
Includes 8,653 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2023 Annual Meeting or Mr. Intrieri’s departure from the Board for any reason other than a removal for cause. Also includes 37,158 shares issuable pursuant to currently exercisable warrants.

(6)
Includes 6,870 phantom shares that will settle promptly following the date Ms. Vougessis ceases to serve on our Board (other than for a removal for cause) and 8,653 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2023 Annual Meeting or Ms. Vougessis’ departure from the Board for any reason other than a removal for cause.

(7)
Includes 60,000 shares of common stock underlying currently exercisable stock options and 9,083 shares of common stock underlying RSUs that vest within sixty days.

(8)
Represents 13,754 shares of common stock underlying RSUs that vest within sixty days.

(9)
Includes 32,000 shares of common stock underlying currently exercisable stock options and 5,147 shares of common stock underlying RSUs that vest within sixty days.

(10)
Includes 300,000 shares of common stock underlying currently exercisable stock options, 15,137 shares of common stock underlying RSUs that vest within sixty days, and 3,519 shares issuable pursuant to currently exercisable warrants.

(11)
The amount reported for Ms. Brav is based on information available to the company as of April 30, 2022, the effective date of her separation.

(12)
The amount reported for Mr. Galainena is based on information available to the company as of June 30, 2022, the effective date of his separation, and includes 120,000 shares of common stock underlying stock options that remain exercisable until June 30, 2023.

67	Hertz Global Holdings, Inc. 2023 Proxy Statement

(13)
Includes shares of common stock underlying stock options held directly by the beneficial owners that are currently exercisable or that will become exercisable within sixty days, shares of common stock underlying RSUs that will vest within sixty days, and phantom shares issued under the Director Compensation Policy.

DELINQUENT SECTION 16(a) REPORTS
Under Section 16(a) of the Exchange Act, the company’s directors, certain of its officers, and any person holding more than 10 percent of the company’s common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the company. Based solely on our review of the reports filed electronically with the SEC, we believe that all of our directors, executive officers and persons who beneficially own more than 10 percent of our common stock timely complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2022.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the securities authorized for issuance pursuant to our equity compensation plans as of December 31, 2022. When originally authorized by the Plan of Reorganization in our Emergence, the Omnibus Plan provided for the granting of an aggregate of 62,250,055 shares of our common stock. The Plan of Reorganization also authorized, beginning on June 30, 2022 and ending on June 30, 2031, that the total authorized shares under the Omnibus Plan will automatically be increased on June 30 of each year, unless determined otherwise by the Board. The rate of increase is calculated annually and equals 2% of the total number of our shares of common stock outstanding on the June 29th immediately preceding the applicable increase date (or a lesser number as determined by the Compensation Committee). In 2022, the Compensation Committee permitted the increase feature to be applied. No awards may be granted under the Omnibus Plan after June 30, 2031.
The plan is categorized as “not approved by securityholders” because its adoption by our Board was authorized by the Plan of Reorganization, which occurred prior to our Re-IPO.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by securityholders	—	—	—
Equity compensation plans not approved by stockholders	17,656,758	26.17	49,337,231

(1)
Includes the weighted-average exercise price of outstanding stock options. Does not include other awards that do not have exercise prices associated with them.

68	Hertz Global Holdings, Inc. 2023 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING
Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the 2023 Annual Meeting as March 20, 2023. Only holders of record of the company’s common stock at the close of business on the record date are entitled to receive the Notice of Internet Availability, or the Notice, and vote at the 2023 Annual Meeting. On March 20, 2023, the company had 319,311,827 shares of common stock outstanding.
Voting Procedures

If you are a stockholder of record, you may vote as set forth in the Notice, or as follows:
•
Voting by Internet: Follow the instructions on www.proxyvote.com or at www.virtualshareholdermeeting.com/HTZ2023.

•
Voting by Telephone: Call 1-800-690-6903 and follow the instructions provided by the recorded message.

•
Voting by Mail: If you receive a paper copy of the proxy materials, you may vote your shares by completing, signing, dating and returning the proxy card included in the printed proxy materials.

Your vote will be cast in accordance with the instructions authorized by Internet or telephone or included on a properly signed and dated proxy card, as applicable. If you decide to vote before the meeting, we must receive your vote, either by Internet, telephone or proxy card, by 11:59 PM (Eastern Time) on Tuesday, May 16, 2023, the day before the 2023 Annual Meeting, for your vote to be counted.
If you are a beneficial stockholder and received a voting instruction form, please follow the instructions provided by your bank, broker or other nominee to vote your shares; your ability to vote by telephone or over the Internet depends on your broker’s voting process.
If you wish to vote at the 2023 Annual Meeting, you may do so by attending the meeting via the Internet as provided below.
Attending and Participating in the Annual Meeting

The 2023 Annual Meeting will begin promptly at 10:30 AM (Eastern Time) and online check-in will begin at 10:15 AM (Eastern Time). Please allow ample time for the online check-in procedures. Interested persons who were not stockholders as of the close of business on March 20, 2023 may listen, but not participate, in the 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/HTZ2023 and registering as a guest. If you encounter technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page.
To attend and participate in the 2023 Annual Meeting, stockholders of record will need to use their control number to log into www.virtualshareholdermeeting.com/HTZ2023 and follow the provided instructions. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s web site.
69	Hertz Global Holdings, Inc. 2023 Proxy Statement

Stockholders of record may submit questions during the meeting through the virtual meeting website at www.virtualshareholdermeeting.com/HTZ2023. Questions pertinent to meeting matters will be answered during the designated portion of the meeting, subject to time limitations and in accordance with the meeting rules of conduct that will be available on the virtual meeting website.
Notice of Internet Availability of Proxy Materials

We are permitted to furnish proxy materials, including this Proxy Statement and our 2023 Annual Report, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested.
Instead, the Notice will instruct you as to how you may access and review all the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.
Quorum

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares entitled to vote at the 2023 Annual Meeting constitutes a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in street name for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received voting instructions from the beneficial owner. Your broker is permitted to vote on Proposal 2 even if it does not receive instructions from you. However, under applicable rules, your broker does not have discretion to vote on Proposal 1, Proposal 3, and Proposal 4 if it does not receive voting instructions from you.
Voting Standard

The Board recommends a vote “FOR” proposals 1, 2, and 3 and “1 year” on 4.
•
With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee.

•
With respect to the ratification of our independent registered public accounting firm (Proposal No. 2) and the advisory vote on executive compensation (Proposal No. 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.”

•
With respect to the advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4), you may vote for “1 year” or “2 year” or “3 year.”

Below is a summary of the vote required for each proposal and any effect of abstentions (or withhold votes with respect to Proposal No. 1) and broker non-votes.
70	Hertz Global Holdings, Inc. 2023 Proxy Statement

Although our Board does not anticipate that any of the nominees will be unable to stand for election as a director at our 2023 Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be designated by our Governance Committee and our Board. Directors are elected by a plurality of all votes cast.
Proposal		Vote Required for Adoption	Effect of Abstention (or Withhold)	Broker Discretionary Voting Allowed	Effect of Broker Non- Votes
1	Election of Directors	Plurality of votes cast	No effect	No	No effect
2	Ratification of Ernst & Young LLP	Majority of votes cast	No effect	Yes	N/A
3	Advisory Vote of Executive Compensation	Majority of vast cast	No effect	No	No effect
4	Frequency of Advisory Vote on Executive Compensation	Frequency with the most votes	No effect	No	No effect
Revocation of Proxies

Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed the proxy card, you may revoke your proxy before it is voted at the 2023 Annual Meeting by delivering a signed revocation letter to the company’s Executive Vice President, General Counsel and Secretary at 8501 Williams Road, Estero, Florida 33928. A signed revocation must be received before the commencement of the Annual Meeting. You may also revoke your proxy by submitting a new proxy dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. If you have previously mailed your proxy card, or voted by telephone or on the Internet, you may also revoke your proxy by voting at the 2023 Annual Meeting. Your participation at the 2023 Annual Meeting will not by itself revoke your proxy. If you are a holder of shares held in street name by your broker and you have previously directed your broker to vote your shares, you should instruct your broker to change or revoke your vote if you wish to do so. If you are a holder of shares held in street name by your broker and wish to cast your vote during the 2023 Annual Meeting, you should obtain a proxy to vote your shares from your broker.
Solicitation of Proxies

We will pay the cost of soliciting proxies. We will supply the Notice and Proxy Statement to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse those record holders for their reasonable expenses on behalf of the company. In addition to solicitations by mail, members of our Board, our officers and employees, without additional compensation, may solicit proxies on our behalf in person, by phone or by electronic communication.
71	Hertz Global Holdings, Inc. 2023 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice, which indicates that our proxy materials and 2022 Annual Report will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.
The 2022 Annual Report is filed with the SEC and posted on the “Investor Relations” portion of our website, ir.hertz.com. Copies of the 2022 Annual Report, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Secretary.
Other Business

Our Board is not aware of any other matters to be presented at the 2023 Annual Meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
Proposals for 2024 Annual Meeting of Stockholders

The company will review for inclusion in next year’s proxy statement stockholder proposals received by December 7, 2023. Such proposals must satisfy all applicable requirements of Rule 14a-8 of the Exchange Act and should be sent to the company’s Executive Vice President, General Counsel and Secretary at 8501 Williams Road, Estero, Florida 33928.
Stockholder proposals, including nominations for directors, not submitted for inclusion in next year’s proxy statement may be brought before the 2024 annual meeting by a stockholder of the company who is entitled to vote at the meeting, who has given a written notice to the company’s Executive Vice President, General Counsel and Secretary containing the information specified in the Bylaws and who was a stockholder of record at the time such notice was given. To be timely for our 2024 annual meeting, such notice must be received by the Secretary at the address in the preceding paragraph no earlier than January 18, 2024, and no later than the close of business on February 17, 2024, except that if the 2024 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2023 Annual Meeting, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made. In order for stockholders to give timely notice of a director nomination for inclusion on a universal proxy card under Rule 14a-19 of the Exchange Act, any notice must be submitted by the same deadline set forth in this paragraph in accordance with our Bylaws, and must also include information required by our Bylaws for stockholder nominations and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) of the Exchange Act.
Our Bylaws require that stockholder recommendations for nominees to the Board must include, among other things, the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to
72	Hertz Global Holdings, Inc. 2023 Proxy Statement

serve on the Board, if elected. Stockholders who intend to submit nominations to the Board must comply with all provisions of our Bylaws and provide timely written notice thereof.
Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those stockholders. This process is commonly referred to as “householding.” While we do not household, a number of brokerage firms with account holders who are company stockholders may institute householding. Once a stockholder has consented or receives notice from his or her broker that the broker will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until one or more of the stockholders revokes his or her consent.
If your notice of internet availability of proxy materials or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the company will promptly deliver a separate copy of the notice of internet availability or the proxy materials by writing or calling our Investor Relations group at the following address, telephone number or e-mail address:
Investor Relations Department
Hertz Global Holdings, Inc.
8501 Williams Road
Estero, Florida 33928
Telephone Number (239) 301-7000
investorrelations@hertz.com
73	Hertz Global Holdings, Inc. 2023 Proxy Statement

ANNEX A — NON-GAAP MEASURES
The discussion of our financial results in this Proxy Statement includes references to certain measures that are not recognized measures under GAAP and may not be defined and calculated by other companies using the same or similar terminology. Definitions of non-GAAP measures used in this Proxy Statement are set forth below. Also set forth below is a summary of the reasons why management of the company believes that the presentation of the non-GAAP financial measures included in this Proxy Statement provide useful information regarding the company’s financial condition and results of operations and additional purposes for which management of the company utilizes the non-GAAP measures. Non-GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP.
Adjusted Corporate EBITDA represents income or loss attributable to the company as adjusted to eliminate the impact of GAAP income tax, non-vehicle depreciation and amortization, net non-vehicle debt interest, vehicle debt-related charges, restructuring and restructuring related charges, unrealized (gains) losses on financial instruments, litigation settlements, change in value of Public Warrants and certain other miscellaneous items. Management uses Adjusted Corporate EBITDA as an operating performance metric for internal monitoring and planning purposes, including the preparation of the company’s annual operating budget and monthly operating reviews, and analysis of investment decisions, profitability and performance trends. The measure enables management and investors to isolate the effects on profitability of operating metrics most meaningful to the business of renting and leasing vehicles, and allows management and investors to assess the performance of the entire business on the same basis as its reportable segments. Adjusted Corporate EBITDA is also utilized in the determination of certain executive compensation. Its most comparable GAAP measure is net income (loss) attributable to the company.
(In millions)	Twelve Months Ended December 31, 2022
Adjusted Corporate EBITDA:
Net income (loss) attributable to Hertz Global	$2,059
Adjustments:
Income tax provision (benefit)	390
Non-vehicle depreciation and amortization(a)	142
Non-vehicle debt interest, net of interest income	169
Vehicle debt-related charges(b)(c)	35
Restructuring and restructuring related charges(d)	45
Unrealized (gains) losses on financial instruments	(111)
Litigation settlements(e)	168
Change in fair value of Public Warrants	(704)
Other items(f)	112
Adjusted Corporate EBITDA (as publicly reported)	2,305
Adjustment for equity awards(g)	(115)
Adjusted Corporate EBITDA (for 2022 EICP and 2022 LTIP PSUs)	$2,420
74	Hertz Global Holdings, Inc. 2023 Proxy Statement

(a)
Non-vehicle depreciation and amortization for Americas RAC, International RAC and Corporate for the twelve months ended December 31, 2022 were $114 million, $13 million and $15 million, respectively.

(b)
Represents debt-related charges relating to the amortization of deferred financing costs and debt discounts and premiums.

(c)
Vehicle debt-related charges for Americas RAC and International RAC for the twelve months ended December 31, 2022 were $25 million and $10 million, respectively.

(d)
Represents charges incurred under restructuring actions as defined in U.S. GAAP. Also includes restructuring related charges such as incremental costs incurred directly supporting business transformation initiatives.

(e)
Represents payments made for the settlement of certain claims related to alleged false arrests in our Americas RAC segment.

(f)
Represents miscellaneous items, including certain bankruptcy claims and certain professional fees and charges related to the settlement of bankruptcy claims. Also includes an adjustment for certain non-cash stock-based compensation charges related to the vesting of equity awards in connection with the termination of certain individuals’ employment.

(g)
An estimate of 2022 stock compensation expense was not incorporated into the Adjusted Corporate EBITDA targets for either the 2022 EICP or the 2022 tranche of the 2022 — 2024 PSUs under the 2022 LTIP. As such, the Compensation Committee and Board approved an adjustment to the calculation of Adjusted Corporate EBITDA for the impact of these charges for the purposes of calculating earned awards.

Adjusted Operating Cash Flow represents net cash provided by operating activities net of the non-cash add back for vehicle depreciation and reserves, and exclusive of bankruptcy related payments made post emergence. Adjusted operating cash flow is important to management and investors as it provides useful information about the amount of cash generated from operations when fully burdened by fleet costs.
(In millions)	Twelve Months Ended December 31, 2022
Net cash provided by (used in) operating activities	$2,538
Depreciation and reserves for revenue earning vehicles	(809)
Bankruptcy related payments — post emergence	261
Adjusted operating cash flow	$1,990
In addition to the non-GAAP financial metrics referenced above, we refer to Revenue Per Unit, or RPU, in this Proxy Statement. A definition of RPU follows.
Revenue Per Unit represents the amount of revenue generated per vehicle in the rental fleet each month, excluding the impact of foreign currency exchange rates so as not to affect the comparability of underlying trends.
75	Hertz Global Holdings, Inc. 2023 Proxy Statement

SCAN TOVIEW MATERIALS & VOTE HERTZ GLOBAL HOLDINGS, INC. 8501 WILLIAMS ROADESTERO, FLORIDA 33928 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/HTZ2023You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V04462-P87894 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYHERTZ GLOBAL HOLDINGS, INC.The Board of Directors recommends a vote FOR all thenominees listed. 1. Election of the three nominees identified in theCompany's proxy statement to serve as directors for athree-year term expiring at the Company's 2026 annualmeeting of stockholders. Nominees: For Withhold1a. Jennifer Feikin1b. Mark Fields1c. Evangeline VougessisThe Board of Directors recommends a vote FOR Proposal 2.For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2023. The Board of Directors recommends a vote FOR Proposal 3.For Against Abstain 3. Advisory approval of our named executive officers' compensation.The Board of Directors recommends you vote "1 Year" on Proposal 4.1 Year 2 Years 3 Years Abstain 4. Advisory recommendation as to the frequency of future advisory votes on executive compensation. NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this proxy card. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Hertz Global Holdings, Inc. 2023 Annual Meeting of StockholdersWednesday, May 17, 202310:30 a.m. EDTwww.virtualshareholdermeeting.com/HTZ2023Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 17, 2023:The 2022 Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.V04463-P87894PROXY – HERTZ GLOBAL HOLDINGS, INC.Please vote and sign on reverse sideThis proxy card is solicited by the Board of Directors for the Annual Meeting of StockholdersMay 17, 2023Stephen Scherr and Colleen Batcheler (each, a "Proxy"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present, at the 2023 Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 17, 2023 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted in accordance with direction of the stockholder set forth on the reverse side. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Jennifer Feikin, Mark Fields and Evangeline Vougessis; FOR Proposal 2, ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2023; FOR Proposal 3, advisory approval of the named executive officers' compensation; and FOR "1 Year" on Proposal 4, advisory recommendation as to frequency of future advisory votes on executive compensation.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.Please mark boxes accordingly, sign, date and return this proxy card promptly.Continued and to be signed on reverse side